SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
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[X]	Definitive Proxy Statement
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Deere & Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DEERE & COMPANY
One John Deere Place
Moline, Illinois 61265
___________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 27, 2013

Deere’s Annual Meeting of Stockholders will be held on Wednesday, February 27, 2013, at 10:00 a.m. Central Standard Time at Deere’s headquarters at One John Deere Place, Moline, in Rock Island County, Illinois. You can find directions to our headquarters on the back cover of the Proxy Statement. At the meeting, stockholders will be asked to:

1.	Elect the following directors (see page 5):
Samuel R. Allen
Crandall C. Bowles
Vance D. Coffman
Charles O. Holliday, Jr.
Dipak C. Jain
Clayton M. Jones
Joachim Milberg
Richard B. Myers
Thomas H. Patrick
Aulana L. Peters
Sherry M. Smith

2.	Approve the Company’s executive compensation on an advisory basis (“say-on-pay”) (see page 10)

3.	Re-approve the John Deere Mid-Term Incentive Plan (see page 11)

4.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2013 (see page 14)

5.	Consider any other business properly brought before the meeting

You may vote at the meeting if you were a Deere stockholder of record at the close of business on December 31, 2012.

This year, we are again using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On January 14, 2013, we mailed certain stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

To be sure that your shares are properly represented at the meeting, whether or not you attend, please sign, date, and promptly mail the enclosed proxy card or voter instruction form in the enclosed envelope, or vote using the telephone or Internet voting procedures described on the proxy card. If your shares are held in the name of a bank, broker, or other holder of record, telephone or Internet voting will be available to you only if offered by them. Their procedures should be described on the voting form they send to you.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE TO YOU, OR BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BANK, BROKER, OR OTHER HOLDER OF RECORD AND YOU WISH TO VOTE THEM AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY FROM THAT RECORD HOLDER.

Along with the attached Proxy Statement, we are also sending you our Annual Report, which includes our fiscal 2012 financial statements. Most of you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to your proxy card and the section “Electronic Delivery of Proxy Statement and Annual Report” on page 4 of the Proxy Statement for further information.

For the Board of Directors,

Moline, Illinois	GREGORY R. NOE
January 14, 2013	Secretary

PROXY STATEMENT

Why am I receiving this proxy statement?
The Deere & Company Board of Directors (the “Board”) has made available to you the Notice of Annual Meeting, this proxy statement (“Proxy Statement”), our annual report for the fiscal year ended October 31, 2012 (“Annual Report”), a proxy card, and a voter instruction card (collectively, “Proxy Solicitation Materials”) either on the Internet or by mail in connection with the Deere & Company (“Deere,” the “Company,” “we,” or “us”) 2013 Annual Meeting of Stockholders (the “meeting” or “Annual Meeting”). You are receiving this Proxy Statement because you owned shares of Deere common stock at the close of business on December 31, 2012, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Proxy Solicitation Materials are being mailed to, or can be accessed online by, stockholders on or about January 14, 2013.

What is Notice and Access and why did Deere elect to use it?
We make the Proxy Solicitation Materials available to stockholders electronically via the Internet under the Notice and Access regulations of the Securities and Exchange Commission (the “SEC”).

Most of our stockholders have received a Notice of Electronic Availability (“Notice”) in lieu of receiving a full set of Proxy Solicitation Materials in the mail. This Notice includes information on how to access and review the Proxy Solicitation Materials, and how to vote, via the Internet. We believe this method of delivery will decrease costs, expedite distribution of Proxy Solicitation Materials to you, and reduce our environmental impact.

Stockholders who received a Notice but would like to receive a printed copy of the Proxy Solicitation Materials in the mail should follow the instructions in the Notice for requesting such materials.

What will I be voting on?
  Election of directors (see page 5)
  Advisory resolution to approve executive compensation (“say-on-pay”) as disclosed in this Proxy Statement (see page 10)
  Re-approval of the John Deere Mid-Term Incentive Plan (see page 11)
  Ratification of the independent registered public accounting firm (see page 14)

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

To vote your shares, follow the instructions in the Notice, voter instruction form, or enclosed proxy card. Telephone and Internet voting is available to all registered and most beneficial holders.

Stockholders voting by proxy may use one of the following three options:

  fill out the enclosed voter instruction form or proxy card, sign it, and mail it in the enclosed postage-paid envelope;
  vote by Internet (if available, instructions are on the voter instruction form, proxy card, or Notice); or
  vote by telephone (if available, instructions are on the voter instruction form, proxy card, or Notice).

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record to see the options available to you.

The telephone and Internet voting facilities for stockholders will close at 11:59 p.m. Eastern Standard Time on February 26, 2013. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.

If you hold shares through one of our employee savings plans, your vote must be received by the plan administrator by February 22, 2013, or the shares represented by the card will not be voted.

Can I change my proxy vote?
Yes. At any time before your shares are voted by proxy, you may change your vote by:

  revoking it by written notice to Gregory R. Noe, our Secretary, at the address on the cover of this Proxy Statement;
  delivering a later-dated proxy (including a telephone or Internet vote); or
  voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for each share of Deere common stock that you owned at the close of business on December 31, 2012.

How many shares are entitled to vote?
There are 388,104,940 shares of Deere common stock outstanding as of December 31, 2012 and entitled to vote at the meeting. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
Under our Bylaws, a majority of the votes that can be cast must be present in person or by proxy to hold the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, will be counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for the proposals to pass?
  Nominees for director who receive a majority of “for” votes cast will be elected as directors. The number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. In the event the number of nominees exceeds the number of directors to be elected, the nominees who receive the most votes will be elected as directors.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the advisory vote to adopt the resolution approving the Company’s executive compensation as disclosed in this Proxy Statement.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the re-approval of the John Deere Mid-Term Incentive Plan.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against the proposal.

If you vote to “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don’t return my proxy card and don’t attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.

If you hold your shares in “street name” and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm. However, your record holder cannot vote your shares without your specific instructions on the election of directors, the advisory vote on executive compensation, or the re-approval of the John Deere Mid-Term Incentive Plan.

For the aforementioned proposals on which a broker cannot vote without your instruction, if you do not provide voting instructions to your broker, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

  as required by law;
  to the inspectors of voting; or
  if the election is contested.

The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and our officers and directors.

If you are a holder of record or an employee savings plan participant and you write comments on your proxy card, your comments will be provided to us but your vote will remain confidential.

ANNUAL REPORT

Will I receive a copy of Deere’s Annual Report?
Unless you have previously elected to view our annual reports over the Internet, we have either mailed to you our annual report for the fiscal year ended October 31, 2012 (“Annual Report”) with this Proxy Statement or provided the web address in the Notice for you to access the Annual Report online. The Annual Report includes our audited financial statements and other financial information, and we urge you to read it carefully.

How can I receive a copy of Deere’s 10-K?
You can obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 (the “Form 10-K”), by:

  accessing our Internet site at www.deere.com/stock; or
  writing to:

     Deere & Company
     Stockholder Relations
     One John Deere Place
     Moline, Illinois 61265-8098

You can also obtain a copy of our Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

Can I access Deere’s proxy materials and Annual Report electronically?
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on February 27, 2013:

The Proxy Statement and Annual Report to security holders are available on our Internet site at www.deere.com/stock.

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

  following the instructions provided on your proxy card, voter instruction form, or Notice; or
  going to www.proxyvote.com and following the instructions provided.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access future proxy statements and annual reports. This e-mail will include instructions for voting over the Internet. If you have not elected electronic delivery, you will receive a Notice indicating that proxy solicitation materials are available at www.proxyvote.com.

INFORMATION NOT INCORPORATED INTO THIS PROXY STATEMENT

The information on our website (www.deere.com) is not, and shall not be deemed to be, a part of this Proxy Statement nor, by reference or otherwise, incorporated into any other filings we make with the SEC.

HOUSEHOLDING INFORMATION

What is “householding?”
Either a single copy of the Proxy Solicitation Materials or the Notice, as applicable, will be sent to households at which two or more stockholders reside if they appear to be members of the same family unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Householding will not affect dividend check mailings in any way.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

If Proxy Solicitation Materials were delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or verbal request to Deere & Company Stockholder Relations, One John Deere Place, Moline, Illinois 61265-8098, (309) 765-4539.

How do I revoke my consent to the householding program?
You must revoke your consent to the householding program by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

ITEM 1 - ELECTION OF DIRECTORS

Samuel R. Allen, Crandall C. Bowles, Vance D. Coffman, Charles O. Holliday, Jr., Dipak C. Jain, Clayton M. Jones, Joachim Milberg, Richard B. Myers, Thomas H. Patrick, Aulana L. Peters, and Sherry M. Smith are to be elected for terms expiring at the annual meeting in 2014. On February 24, 2010, stockholders approved an amendment to the Company’s Certificate of Incorporation to provide for the annual election of directors. Beginning this year, all members of the Board will be elected annually.

The Corporate Governance Committee of the Board recommended these individuals to the Board and the Board nominated them. The size of the Board has been reduced from twelve to eleven members due to the untimely passing of David B. Speer in November 2012.

Each nominee’s age as of December 31, 2012, present position, directorships at public companies and registered investment companies during the past five or more years, positions with Deere, current directorships in other companies, and key qualifications, experiences, and attributes qualifying them to serve on the Company’s Board appear below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL ELEVEN NOMINEES.

Samuel R. Allen (59) Chairman and Chief Executive Officer of Deere
  Chairman and Chief Executive Officer of Deere since February 2010
  President and Chief Executive Officer of Deere - August 2009 to February 2010
  President and Chief Operating Officer of Deere - June 2009 to August 2009
  President, Worldwide Construction & Forestry Division and John Deere Power Systems of Deere - March 2005 to June 2009
  President, Global Financial Services, John Deere Power Systems, and Corporate Human Resources of Deere - November 2003 to March 2005
  Director of Deere since June 2009. Chair of Executive Committee
  Other current directorships: Whirlpool Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Allen should serve on Deere’s Board of Directors: his leadership experience as an officer of Deere since 2001, the breadth of his management experiences within and knowledge of each of Deere’s major global operations, and his subject matter knowledge in the areas of engineering, manufacturing, and industrial management.

Crandall C. Bowles (65) Chairman of Springs Industries, Inc. and Chairman, The Springs Company
  Chairman of Springs Industries, Inc. (home furnishings) and The Springs Company since August 2007
  Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S.A. - January 2006 to August 2007
  Chairman and Chief Executive Officer of Springs Industries, Inc. - April 1998 to January 2006
  Director of Deere from 1990 to 1994 and since 1999. Chair of Corporate Governance Committee and member of Compensation and Executive Committees
  Other current directorships: JP Morgan Chase & Company
  Other previous directorships: Sara Lee Corporation

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Bowles should serve on Deere’s Board of Directors: her leadership qualities developed from her service as Chairman and Chief Executive Officer of Springs Industries, Inc., the breadth of her experiences in auditing, risk management, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and her subject matter knowledge in the areas of economics and sales and marketing of consumer products.

Vance D. Coffman (68) Retired Chairman of Lockheed Martin Corporation
  Retired Chairman of Lockheed Martin Corporation (aerospace, defense, and information technology) since April 2005
  Chairman of Lockheed Martin Corporation - April 1998 to April 2005
  Chief Executive Officer of Lockheed Martin Corporation - August 1997 to August 2004
  Director of Deere since 2004. Chair of Compensation Committee and member of Corporate Governance and Executive Committees
  Other current directorships: 3M Company and Amgen Inc.

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Coffman should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Lockheed Martin Corporation, the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and his subject matter knowledge in the areas of engineering, manufacturing, and finance.

Charles O. Holliday, Jr. (64) Chairman of the National Academy of Engineering
  Chairman of the National Academy of Engineering (nonprofit engineering institution) since July 2012
  Chairman of Bank of America Corporation (banking, investing, and asset management) since April 2010
  Chairman from January 1999 to December 2009 and Chief Executive Officer from 1998 through 2008 of DuPont (agricultural, electronics, materials science, safety and security, and biotechnology)
  Director of Deere since May 2007. Presiding Director of the Board since May 2009. Chair of Audit Review Committee and member of Corporate Governance and Executive Committees
  Other current directorships: Bank of America Corporation, CH2M HILL Companies, Ltd., and Royal Dutch Shell plc
  Other previous directorships: E.I. du Pont de Nemours and Company

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Holliday should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chairman of the National Academy of Engineering, Chairman of Bank of America Corporation, and Chairman and Chief Executive Officer of DuPont, the breadth of his experiences in auditing, compensation, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and his subject matter knowledge in the areas of engineering, finance, business development, and corporate responsibility.

Dipak C. Jain (55) Dean, INSEAD
  Dean, INSEAD (international graduate business school) since March 2011
  Dean, Kellogg School of Management, Northwestern University, Evanston, Illinois - July 2001-August 2009
  Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University - 1996 to 2001
  Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management, Northwestern University - 1994 to 2011
  Visiting professor of marketing at Sasin Graduate Institute of Business Administration at Chulalongkorn University, Bangkok, Thailand; Nijenrode University, The Netherlands; Indian School of Business, Hyderabad, India
  Director of Deere since 2002. Member of Audit Review and Pension Plan Oversight Committees
  Other current directorships: Northern Trust Corporation, Reliance Industries Limited, India, and Global Logistics Properties Limited, Singapore
  Other previous directorships: Hartmarx Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jain should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Dean of INSEAD, Dean of the Kellogg School of Management, and as a foreign affairs adviser for the Prime Minister of Thailand, the breadth of his experiences in compensation, corporate governance, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and his subject matter knowledge in the areas of marketing, global product diffusion, and new product forecasting and development.

Clayton M. Jones (63) Chairman and Chief Executive Officer of Rockwell Collins, Inc.
  Chairman and Chief Executive Officer of Rockwell Collins, Inc. (aviation electronics and communications) since September 2012
  Chairman, President, and Chief Executive Officer of Rockwell Collins, Inc. - June 2002 to September 2012
  Director of Deere since August 2007. Member of Compensation and Pension Plan Oversight Committees
  Other current directorships: Rockwell Collins, Inc. and Cardinal Health, Inc.
  Other previous directorships: Unisys Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jones should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Rockwell Collins, Inc., the breadth of his experiences in finance, compensation, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and his subject matter knowledge in the areas of government affairs and marketing.

Joachim Milberg (69) Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG
  Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG (motor vehicles) since May 2004
  Retired Chief Executive Officer of BMW AG since May 2002
  Chairman of the Board of Management and Chief Executive Officer of BMW AG - February 1999 to May 2002
  Director of Deere since 2003. Member of Audit Review and Corporate Governance Committees
  Other current directorships: Bertelsmann AG, BMW AG, and Festo AG
  Other previous directorships: Allianz Versicherungs AG, SAP AG, and ZF Friedrichshafen AG

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Milberg should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chief Executive Officer of BMW AG and Chairman of BMW AG’s Board of Management and Supervisory Board, the breadth of his global experiences from his service as a member of the Board of Directors of non-U.S.-based corporations, and his subject matter knowledge in the areas of engineering, production automation, and robotic technology.

Richard B. Myers (70)	Retired Chairman of the Joint Chiefs of Staff and Retired General of the United States Air Force
  Retired Chairman of the Joint Chiefs of Staff (principal military advisor to the President, the Secretary of Defense, and the National Security Council) and Retired General of the United States Air Force since September 2005
  Colin L. Powell Chair for National Security, Leadership, Character, and Ethics at the National Defense University since March 2006
  Foundation Professor of Military History and Leadership at Kansas State University since February 2006
  Chairman of the Joint Chiefs of Staff and General of the United States Air Force - October 2001 to September 2005
  Director of Deere since April 2006. Member of Compensation and Pension Plan Oversight Committees
  Other current directorships: Aon plc, Northrop Grumman Corporation, and United Technologies Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Myers should serve on Deere’s Board of Directors: his leadership qualities developed from his service as the 15th Chairman of the Joint Chiefs of Staff, the breadth of his experiences in compliance, finance, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and his subject matter knowledge in the areas of crisis management, national security, and international geopolitics.

Thomas H. Patrick (69) Chairman of New Vernon Capital, LLC
  Chairman of New Vernon Capital, LLC (private equity fund) since 2003
  Executive Vice Chairman of Merrill Lynch & Co., Inc. - November 2002 to July 2003
  Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. - February 2000 to November 2002
  Director of Deere since 2000. Chair of Pension Plan Oversight Committee and member of Audit Review and Executive Committees
  Other directorships: Baldwin & Lyons, Inc.
  Other previous directorships: Computer Sciences Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Patrick should serve on Deere’s Board of Directors: his leadership qualities developed from his service as an executive officer of Merrill Lynch & Co., Inc., the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the Board of Directors of other global corporations, and his subject matter knowledge in the areas of finance, economics, and asset management.

Aulana L. Peters (71) Retired Partner of Gibson, Dunn & Crutcher LLP
  Retired Partner of Gibson, Dunn & Crutcher LLP (law firm) since 2000
  Member of the International Public Interest Oversight Board for auditing, ethics, and accounting education standards - February 2005 to March 2012
  Member of the Public Oversight Board of the American Institute of Certified Public Accountants - January 2001 to March 2002
  Commissioner of the Securities and Exchange Commission - 1984 to 1988
  Director of Deere since 2002. Member of Audit Review and Corporate Governance Committees
  Other current directorships: 3M Company and Northrop Grumman Corporation
  Other previous directorships: Merrill Lynch & Co., Inc.

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Peters should serve on Deere’s Board of Directors: her leadership qualities developed from her experiences while serving as a partner of a global law firm and as Commissioner of the SEC, the breadth of her experiences in auditing, finance, and other areas of oversight while serving as a member of the Board of Directors of other major global corporations, and her subject matter knowledge in the areas of corporate governance, Sarbanes-Oxley compliance, corporate ethics, and professional standards.

Sherry M. Smith (51) Executive Vice President and Chief Financial Officer of Supervalu Inc.
  Executive Vice President and Chief Financial Officer of Supervalu Inc. (retail and wholesale grocery and retail general merchandise products) since December 2010
  Senior Vice President, Finance of Supervalu Inc. - 2005 to 2010
  Senior Vice President, Finance and Treasurer of Supervalu Inc. - 2002 to 2005
  Director of Deere since December 2011. Member of Audit Review and Pension Plan Oversight Committees

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Smith should serve on Deere’s Board of Directors: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation, strategic planning, and other areas of oversight, her family farming background, and her subject matter knowledge in the areas of finance, accounting, and food and supply chain management.

ITEM 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that Deere seek an advisory vote from its stockholders to approve the compensation of the executives named in the Summary Compensation Table of this Proxy Statement (the “Named Executive Officers” or “NEOs”) as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement. The Company’s practice, which was approved by its stockholders at the 2011 annual meeting, is to conduct this non-binding vote on an annual basis.

SUPPORTING STATEMENT

Pay for Performance

Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies, and offer competitive compensation arrangements. Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives. The metrics used for our incentive programs are associated with operating metrics or based upon a function of the Company’s stock price with linkage to revenue growth and Total Shareholder Return. See the “Deere & Company Pay for Performance” graph in the Executive Summary of the CD&A, which highlights our success in aligning executive compensation with the Company’s financial performance.

Program Design

In the CD&A, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered. Our compensation approach, which we call our Total Rewards Strategy, is supported by the following principles, among others, as fully described in the section “Total Rewards Strategy” in the CD&A:

  Attracting, retaining, and motivating high-caliber executives
  With greater responsibility, placing a larger portion of total compensation “at-risk” with a larger portion tied to long-term incentives
  Recognizing the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle
  Providing opportunity for NEOs to be long-term stockholders of Deere
  Structuring compensation programs to be regarded positively by our stockholders and employees

Best Practices in Executive Compensation

  We include a double-trigger change in control provision in our current Omnibus Plan and our current Nonemployee Director Stock Ownership Plan
  We do not provide tax gross ups for executives, except for those available to all employees generally (including with respect to moving expenses and international assignments)
  We do not have retirement programs uniquely applicable to executive officers
  We have adopted an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements
  We have established stock ownership requirements to ensure the retention of stock by our directors and executives and strengthen the relationship between compensation and performance
  We have adopted a policy precluding all directors and employees, including our executive officers, and their related persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against price declines by the Company’s stock
  We have adopted a policy prohibiting our directors and officers from holding Company securities in margin accounts or pledging Company securities as collateral for loans or other obligations

The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement coincides with our compensation philosophy and aligns with the pay practices of our peer group.

FOR THE REASONS STATED, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION:

“RESOLVED, that the stockholders approve the compensation of the NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures.”

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remains with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Deere and its stockholders.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote and those opinions when making future compensation decisions.

ITEM 3 - RE-APPROVAL OF THE JOHN DEERE MID-TERM INCENTIVE PLAN

Summary of the Proposal

We are submitting the John Deere Mid-Term Incentive Plan (referred to in this section of the Proxy Statement as the “MTI Plan”) for stockholder re-approval to meet the requirements under Section 162(m) of the U.S. Internal Revenue Code (the “Code”) for amounts paid under the MTI Plan to certain of our executive officers to be tax deductible to the Company. Section 162(m) of the Code generally limits the U.S. federal income tax deductibility of compensation in excess of $1 million paid in one year to any individual employee, but this limit does not apply to “qualified performance-based compensation.” The MTI Plan provides for cash payments to salaried employees based on the achievement of pre-established performance goals over a performance period longer than one fiscal year. Amounts paid to our executive officers under the MTI Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m).

A copy of the MTI Plan is attached as Appendix A to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the MTI Plan as set forth in Appendix A.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to re-approve the MTI Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE JOHN DEERE MID-TERM INCENTIVE PLAN.

Description of the MTI Plan

Purpose
The purpose of the MTI Plan is to provide participants with a meaningful mid-term incentive opportunity geared toward the achievement of specific performance goals over a performance period longer than one fiscal year.

Administration
The MTI Plan is administered by the Compensation Committee of the Board or a subcommittee thereof (the “Committee”), which Committee, for purposes of the MTI Plan, is required to be composed of at least two members of the Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code. The Committee has authority to interpret the MTI Plan and maintain administrative guidelines relating to the MTI Plan.

Eligibility and Participation
All full-time and part-time salaried employees who are actively employed by Deere in any performance period are eligible to participate in the MTI Plan for that performance period. Each year the Committee will determine those eligible employees who will participate in the MTI Plan. Based on current eligibility levels, approximately 9,400 employees will be eligible to participate in the MTI Plan on the date of the Annual Meeting.

To meet the requirements of Section 162(m) of the Code, some more restrictive provisions of the MTI Plan apply only to “executive officers.” For purposes of the MTI Plan, “executive officers” means those employees whom the Committee designates from year to year for purposes of qualifying payouts under the MTI Plan for exemption under Section 162(m).

Award Determination
Before the beginning of each performance period, or as soon as practicable thereafter, the Committee will establish the performance period and goals for that performance period. The Committee may base performance goals on any combination of corporate, business segment, and individual performance. The Committee will fix the performance goals for executive officers from among the following measures:

  total stockholder return;
  growth in revenues, sales, settlements, market share, customer conversion, net income, operating income, stock price, and/or earnings per share;
  return on assets, net assets, and/or capital;
  return on stockholders’ equity;
  economic value added;
  improvements in costs and/or expenses; or
  shareholder value added.

The Committee will also establish an award opportunity for each job classification.

Final awards will be based on the participant’s award opportunity, corporate and business segment performance, and individual performance (if applicable). The Committee has the discretion to adjust performance goals and award opportunities during a performance period, but may not make adjustments for executive officers. With respect to executive officers, the Committee may reduce the amount of the final award or eliminate it entirely and can exercise any other discretion as tax counsel advises will not adversely affect the Company’s ability to deduct amounts paid under the MTI Plan for federal income tax purposes.

No participant may receive an award of more than $4,500,000 under the MTI Plan for any performance period.

Payments
All awards will be paid in cash as soon as practicable on or before the March 15 following the end of each performance period and after the Committee certifies in writing that the performance goals and any other relevant terms of the awards have been satisfied.

Termination of Employment
In general, a participant will receive payment of the award opportunities for the performance periods for which he or she is otherwise eligible if the participant’s employment terminates by reason of death, disability, retirement, or transfer to a non-participating business unit during the final six calendar months of a performance period. In the event of any other kind of termination of service, the participant will forfeit awards for performance periods then in progress. However, the Committee has discretion to pay a partial award for the portion of any performance period during which the participant was a Deere employee.

Change in Control
If a change in control of Deere occurs, participants employed as of the date of the change in control will be entitled to an award determined using the participant’s award opportunity and actual corporate, business segment, and individual results to the date of the change in control for all performance periods in process. These awards will be paid by the March 15 following the calendar year in which the change in control occurs.

For purposes of the MTI Plan, “change in control” has the same meaning as in the change in control severance program described below under the heading “Fiscal 2012 Potential Payments upon Change in Control.”

The payment of awards in the event of a change in control may increase the net cost of the change in control and thus theoretically could render more difficult or discourage a change in control, even if the change in control would benefit Deere stockholders generally.

Duration of MTI Plan
The MTI Plan will remain in effect until it is terminated by the Committee or the Board.

Amendment
The Committee may suspend or terminate the MTI Plan or any portion thereof at any time, but the following amendments require stockholder approval (to the extent stockholder approval is required by law, agreement or to continue to comply with Section 162(m) of the Code):

  modifying the eligibility requirements;
  materially increasing participants’ benefits; or
  modifying the performance measures for executive officers.

No amendment, suspension or termination of the MTI Plan may materially and adversely affect a final award as determined by the Committee without the consent of the affected participant.

MTI Plan Philosophy

For a description of the MTI Plan Philosophy, see the discussion in the “Mid-Term Incentive” section of the CD&A in this Proxy Statement.

MTI Plan Benefits

Because awards earned under the MTI Plan are based on the future achievement of performance goals as established by the Committee, the Company cannot determine the amounts that will be earned in the future under the MTI Plan. The table below shows amounts earned under the MTI Plan for the four-year performance period ending in 2012 by the individuals and groups indicated. The awards for the four-year performance period ending in 2012 reflect the record financial performance of the Company over such four-year performance period. These awards are not necessarily indicative of awards that may be earned in the future.

Name and Position	MTI Dollar Value (1)
Samuel R. Allen	$3,049,200
Chairman and Chief Executive Officer
Rajesh Kalathur	$110,698
Senior Vice President and Chief Financial Officer
James M. Field	$1,051,296
President, Agricultural Equipment Operations
David C. Everitt	$1,051,296
Retired, President, Agricultural Equipment Operations
Jean H. Gilles	$1,051,296
Senior Vice President, John Deere Power Systems
James R. Jenkins	$1,051,296
Senior Vice President and General Counsel
Michael J. Mack, Jr.	$1,051,296
President, Worldwide Construction & Forestry Operations
Executive Group	$11,235,368
Non-Employee Director Group(2)	None
Non-Executive Officer Employee Group	$164,020,632
(1)	Represents the amount earned under the MTI Plan for the four-year performance period ending October 31, 2012, based on actual results.
(2)	Non-employee directors are not eligible to participate in the MTI Plan.
ITEM 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit Deere’s financial statements and internal controls over financial reporting for fiscal 2013. The Audit Review Committee and the Board are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the stockholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Review Committee believes such a change would be in the best interests of Deere and its stockholders.

We expect that a representative of Deloitte & Touche LLP will be at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended October 31, 2012 and 2011, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, Limited, and their respective affiliates (collectively, “Deloitte & Touche”).

Audit Fees

The aggregate fees billed include amounts for the audit of Deere’s annual financial statements and the reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents, and accounting consultations. Audit fees for the fiscal years ended October 31, 2012 and 2011 were $15.3 million and $15.2 million, respectively.

Audit-Related Fees

During the last two fiscal years, Deloitte & Touche has provided Deere with assurance and related services that are reasonably related to the performance of the audit of our financial statements. The aggregate fees billed for such audit-related services for the fiscal years ended October 31, 2012 and 2011 were $0.7 million and $0.6 million, respectively. These services included audits of financial statements of employee benefit plans, various attestation services, and other consultations.

Tax Fees

There were no fees billed for tax services for the fiscal years ended October 31, 2012 and October 31, 2011.

All Other Fees

There were no fees billed for services not included above for the fiscal years ended October 31, 2012 and October 31, 2011.

Pre-approval of Services by the Independent Registered Public Accounting Firm

The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by Deere’s independent registered public accounting firm. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Review Committee will also consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more of its members between regular meetings. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Review Committee will regularly review summary reports detailing all services being provided to Deere by its independent registered public accounting firm.

During fiscal 2012, all services by Deere’s independent registered public accounting firm were pre-approved by the Audit Review Committee in accordance with this policy.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. If, however, any other appropriate business should properly come before the meeting, the Board will have discretionary authority to vote according to its best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Deere common stock beneficially owned as of December 31, 2012 (unless otherwise indicated) by:

  each person, who, to our knowledge, beneficially owns more than 5% of our common stock;
  each of our nonemployee directors;
  each of our NEOs; and
  all individuals who served as directors or executive officers on December 31, 2012, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale or other disposition of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, the following table includes exercisable stock options, shares underlying restricted stock units (“RSUs”) that are scheduled to settle within 60 days of December 31, 2012, and options and RSUs that would become exercisable or be settled within 60 days of December 31, 2012 at the discretion of an individual identified in the table (for example, upon retirement).

All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. As of December 31, 2012, Deere had no preferred stock issued or outstanding.

	Shares Beneficially Owned Excluding Options	Options Exercisable Within 60 Days	Total	Percent of Shares Outstanding
Greater Than 5% Owners (1)
Cascade Investment, LLC
2365 Carillon Point
Kirkland, Washington 98033	27,508,573		27,508,573	7.0%

	Shares Beneficially Owned Excluding Options	Options Exercisable Within 60 Days	Total	Percent of Shares Outstanding
Non-Employee Directors (2)
Crandall C. Bowles	31,917		31,917	*
Vance D. Coffman	15,733		15,733	*
Charles O. Holliday, Jr.	10,361		10,361	*
Dipak C. Jain	22,435		22,435	*
Clayton M. Jones	10,025		10,025	*
Joachim Milberg	19,909		19,909	*
Richard B. Myers	12,377		12,377	*
Thomas H. Patrick	28,453		28,453	*
Aulana L. Peters	21,209		21,209	*
Sherry M. Smith	1,803		1,803	*

Named Executive Officers (3)
Samuel R. Allen	80,099	792,207	872,306	*
Rajesh Kalathur	4,358	55,178	59,536	*
James M. Field	15,407	169,975	185,382	*
David C. Everitt	2,624	205,975	208,599	*
Jean H. Gilles	15,211	151,159	166,370	*
James R. Jenkins	48,999	186,921	235,920	*
Michael J. Mack, Jr.	30,522	155,704	186,226	*

All directors and executive officers as a group
(21 persons) (4)	414,610	1,987,204	2,401,814	*
*	Less than 1% of the outstanding shares of Deere common stock.

(1)	The ownership information for Cascade Investment, LLC (“Cascade”) is based on information supplied by Cascade in a statement filed with the SEC. All shares of common stock held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. Cascade has sole voting power and sole dispositive power over 27,508,573 shares owned.

(2)	The table includes restricted shares and RSUs awarded to directors under the Deere & Company Nonemployee Director Stock Ownership Plan (see footnote (2) to the Fiscal 2012 Director Compensation Table). Restricted shares and RSUs may not be transferred prior to retirement as a director. RSUs are payable only in Deere common stock following retirement and have no voting rights until they are settled in shares of stock. In addition, directors own the following number of deferred stock units, which are payable solely in cash under the terms of the Nonemployee Director Deferred Compensation Plan:
Director	Deferred Units
Crandall C. Bowles	31,706
Vance D. Coffman	17,324
Dipak C. Jain	2,529
Thomas H. Patrick	13,257
(3)	See the Outstanding Equity Awards at Fiscal 2012 Year-End table for additional information regarding equity ownership for executives as of October 31, 2012.

(4)	The number of shares shown for all directors and executive officers as a group includes 164,002 shares owned jointly with family members over which the directors and executive officers share voting and investment power. Mr. Everitt retired as an executive officer as of September 30, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These individuals are required by SEC regulations to furnish Deere with copies of all such Section 16(a) forms.

We have helped our directors and officers to prepare and file the required reports. We have established procedures where the directors and officers (and others on their behalf) provide us with the relevant information regarding their transactions in Deere shares. Based on this information, we prepare and file the required ownership reports on behalf of the directors and officers. We have reviewed the reports we prepared and filed. In addition, our directors and officers have made written statements to us regarding their Deere stock ownership and reports. Based solely upon a review of these statements and reports, we believe that during 2012 all Section 16(a) filing requirements applicable to our insiders were complied with except for the following: Although information was available to Deere on a timely basis, due to an administrative oversight, initial statements of beneficial ownership on Form 3 for Max A. Guinn, Rajesh Kalathur, and John C. May were not filed on time following their appointments on September 1, 2012. The Form 3 for each officer was filed on October 3, 2012.

CORPORATE GOVERNANCE

Corporate Governance Policies

In recognition of the importance of corporate governance as a component of providing stockholder value, our Board of Directors has adopted Corporate Governance Policies for the Company. Our Corporate Governance Policies are periodically reviewed and revised as appropriate by the Board to ensure that the policies reflect the Board’s corporate governance objectives. The independence standards included in these policies meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”). Our Corporate Governance Policies can be found on our website at www.deere.com/corpgov.

Director Independence

As part of our Corporate Governance Policies, the Board has adopted categorical standards to assist the Board in evaluating the independence of each director. The categorical standards are intended to assist the Board in determining whether or not certain relationships between our directors and Deere or its subsidiaries (either directly or indirectly as a partner, stockholder, officer, director, trustee, or employee of an organization that has a relationship with Deere) are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be not material. The categorical standards are attached as Appendix B to this Proxy Statement and are included as part of the Corporate Governance Policies referenced above. A copy may also be obtained upon request to the Deere & Company Stockholder Relations Department. In addition, each director’s independence is evaluated under our Related Person Transactions Approval Policy, as discussed in the “Review and Approval of Related Persons Transactions” section below.

In November 2012, we reviewed the independence of each director, applying the independence standards set forth in our Corporate Governance Policies. The review considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the following: Deere, Deere’s management, and Deere’s independent registered public accounting firm.

Based on this review, at the December 2012 Board meeting, the Board affirmatively determined that the following directors have no material relationships with Deere and its subsidiaries and are independent as defined in our Corporate Governance Policies and the listing standards of the NYSE: Ms. Bowles, Mr. Coffman, Mr. Holliday, Mr. Jain, Mr. Jones, Mr. Milberg, Mr. Myers, Mr. Patrick, Ms. Peters, and Ms. Smith. Mr. Allen is not considered an independent director because of his employment relationship with Deere.

Review and Approval of Related Person Transactions

The Board has adopted a Related Person Transactions Approval Policy (the “Related Person Policy”). Under the Related Person Policy, our Corporate Governance Committee is responsible for reviewing, approving, and ratifying all related person transactions.

Under the Related Person Policy, a related person includes:

(1)	executive officers and directors of Deere;

(2)	any holder of 5% or more of Deere’s voting securities; or

(3)	an immediate family member of anyone in categories (1) or (2).

A related person transaction is a transaction, relationship, or arrangement between a related person and Deere where:

  the amount involved exceeds $120,000; and
  any related person (as defined above) has or will have a direct or indirect material interest in the transaction.

Each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Deere’s directors and officers must promptly advise our Corporate Secretary if there are any changes to the information previously provided.

After consultation with our General Counsel, management, and outside counsel, as appropriate, our Corporate Secretary determines whether the transaction is reasonably likely to be a related person transaction. Transactions deemed reasonably likely to constitute a related person transaction are submitted to the Corporate Governance Committee for consideration at its next meeting. If action is required prior to the next meeting, the transaction is submitted to the Chairperson of the Corporate Governance Committee (“Chairperson”) and the Chairperson’s determination is then reported to the Corporate Governance Committee at its next meeting.

When evaluating potential related person transactions, the Corporate Governance Committee or the Chairperson, as applicable, considers all reasonably available relevant facts and circumstances and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Ethics, Code of Business Conduct, and the best interests of our stockholders.

Patrick Mack, brother of Michael J. Mack, Jr., our President, Worldwide Construction & Forestry Operations, is an employee in the Financial Services division of Deere. During fiscal 2012, Patrick Mack received $624,452 in direct and indirect cash compensation, along with stock options valued at $149,600 at the time of grant. Patrick Mack’s compensation is consistent with that of other employees at his grade level. Pursuant to our Corporate Governance Committee Charter, this transaction was approved by the Corporate Governance Committee after determining that it is not inconsistent with our Code of Ethics and Code of Business Conduct.

Identification and Evaluation of Director Nominees

The Corporate Governance Committee is responsible for screening candidates and recommending director nominees to the full Board, which nominates the slate of directors for election at each annual meeting of stockholders and also elects directors to fill vacancies or newly-created seats on the Board. Such Committee considers candidates as recommended by stockholders, directors, officers, and third party search firms. Recommendations from stockholders are considered by the Corporate Governance Committee in accordance with the procedures described under the section of this Proxy Statement entitled “Stockholder Proposals and Nominations.” The Corporate Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation.

Our Corporate Governance Policies, which are periodically reviewed by the Board of Directors, provide the general criteria and framework for assessing director candidates. In accordance with our Corporate Governance Policies, when screening candidates for nomination to the Board, the Corporate Governance Committee considers skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements in the context of an assessment of the perceived needs of the Board. The Corporate Governance Committee seeks to ensure that the Board is composed of members whose particular skills, qualifications, experiences, and attributes, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

At a minimum, the Board assesses the diversity of its members and nominees on an annual basis during its performance evaluation by considering, among other factors, diversity in expertise, experience, background, ethnicity, and gender.

Board Oversight of Risk Management

The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks potentially affecting the Company.

The Audit Review Committee oversees financial, operational, strategic, and hazard-related risks by regularly reviewing reports and presentations given by management, including our Senior Vice President and General Counsel, Senior Vice President and Chief Financial Officer, and Vice President, Internal Audit, as well as other operational Company personnel. In addition, the Audit Review Committee regularly meets with our external auditors to discuss and assess potential risks. The Audit Review Committee regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct, information security policies, risk management and insurance portfolio, and legal and regulatory reviews) and evaluates potential risks related to internal control over financial reporting.

The Compensation Committee oversees potential risks related to the design and administration of our compensation plans, policies, and programs, including our performance-based compensation programs, to promote appropriate incentives which do not encourage unnecessary and excessive risk-taking by our employees. The Pension Plan Oversight Committee oversees potential risks related to funding our U.S. qualified pension plans (other than the defined contribution savings and investment plans) and monitoring compliance with applicable laws and Company policies and objectives. The Corporate Governance Committee oversees potential risks related to our governance practices by, among other tasks, reviewing succession plans and performance evaluations of the Board and Chief Executive Officer, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related person transactions.

The full Board oversees the Company’s risk management procedures and regularly receives and evaluates reports or presentations from the Chairs of the Audit Review, Compensation, Pension Plan Oversight, and Corporate Governance Committees on risk-related matters falling within each respective committee’s oversight responsibilities.

Board Leadership Structure

The Chairman of the Board also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the most appropriate structure for the Company at this time because: (1) the Board believes this structure has a longstanding history of serving our stockholders well, through many economic cycles, business challenges, and succession of multiple leaders; (2) the Board believes its governance processes, as reflected in the Corporate Governance Policies and Board committee charters, preserve Board independence by ensuring independent discussion among directors and independent evaluation of, and communication with, members of senior management, and (3) the Board believes the enhanced role of the independent Presiding Director strengthens the Company’s governance structure such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.

Presiding Director

Charles O. Holliday, Jr., an independent director, currently serves as our Presiding Director. Mr. Holliday is currently serving his fourth term as our Presiding Director.

The Presiding Director is elected by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. The Presiding Director is appointed for a one-year term beginning upon election and expiring upon the selection of a successor Presiding Director.

The Board has determined that the Presiding Director should have the following duties and responsibilities:

  Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
  Serve as liaison between the Chairman and the independent directors;
  In consultation with the Chairman, review and approve the schedule of meetings of the Board, the proposed agendas, and the materials to be sent to the Board;
  Call meetings of the independent directors when necessary and appropriate; and
  Remain available for consultation and direct communication with Deere’s stockholders.

The Board believes that the role of the Presiding Director furthers the Company’s continuing commitment to strong corporate governance and Board independence.

Political Contributions

In order to promote transparency and good corporate citizenship, in 2012 we began providing voluntary disclosure relating to the political contribution activities of the Company and its employees. This information is publicly available at www.deere.com/politicalcontributions.

Communication with the Board

If you wish to communicate with the Board you may send correspondence to Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable.

You may communicate directly with the Presiding Director of the Board by sending correspondence to Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

COMMITTEES

The Board met four times during fiscal 2012. Directors are expected to attend Board meetings, meetings of committees on which they serve, and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2012, all directors attended 75% or more of the meetings of the Board and committees on which they served. All directors attended the Annual Meeting of Stockholders in February 2012.

Each Board meeting normally begins or ends with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and such non-management executive sessions are scheduled (and in practice typically occur) at each regularly scheduled Board meeting. The Presiding Director presides over these executive sessions.

The Board has delegated some of its authority to the following five committees of the Board: the Executive Committee, the Compensation Committee, the Corporate Governance Committee, the Pension Plan Oversight Committee, and the Audit Review Committee. Each such committee has adopted a charter that complies with current NYSE rules relating to corporate governance matters. Copies of the committee charters, as well as our Code of Ethics and Code of Business Conduct, are available at www.deere.com/corpgov. A copy of these charters and policies also may be obtained upon request to the Deere & Company Stockholder Relations Department.

The Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority concerning certain significant matters is limited by law and our Bylaws. No meetings of the Executive Committee were required during fiscal 2012.

The Compensation Committee

The Board has determined that under current NYSE listing standards all members of the Compensation Committee are independent. The Compensation Committee currently retains Pearl Meyer & Partners (“Pearl Meyer”) as its compensation consultant. Pearl Meyer also provides independent input for the Corporate Governance Committee’s decision-making with respect to director compensation. The Compensation Committee reports to the Board on its activities. The Compensation Committee’s primary responsibilities include:

  Making recommendations to the Board regarding incentive and equity-based compensation plans;
  Evaluating and (except for the CEO) approving the compensation of our executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers;
  Overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility; and
  Reviewing and discussing the CD&A with our management and determining whether to recommend to the Board that the CD&A be included in our filings with the SEC.

The Corporate Governance Committee

The Board has determined that under current NYSE listing standards all members of the Corporate Governance Committee are independent. The Corporate Governance Committee reports to the Board on its activities. The Corporate Governance Committee’s primary responsibilities include:

  Monitoring corporate governance policies and overseeing our Center for Global Business Conduct;
  Reviewing senior management succession plans and identifying and recommending to the Board individuals to be nominated as directors;
  Making recommendations concerning the size, composition, committee structure, and fees for the Board;
  Overseeing the evaluation of our management; and
  Reviewing and reporting to the Board on the performance and effectiveness of the Board and the Corporate Governance Committee.

The Pension Plan Oversight Committee

The Board has determined that under current NYSE listing standards all members of the Pension Plan Oversight Committee are independent. The Pension Plan Oversight Committee oversees our pension plans, establishes corporate policy with respect to the pension plans, and reviews the Company’s funding policies. The Pension Plan Oversight Committee also has authority to make substantive amendments and modifications to the pension plans. The Pension Plan Oversight Committee reports to the Board on its activities.

The Audit Review Committee

The Board has determined that under current NYSE listing standards all members of the Audit Review Committee are independent and financially literate. The Board has also determined that Mr. Holliday, Mr. Patrick, Ms. Peters, and Ms. Smith are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards. The Audit Review Committee reports to the Board on its activities and findings. The Audit Review Committee’s primary responsibilities include:

  Overseeing the independent registered public accounting firm’s qualifications, independence, and performance;
  Assisting the Board in overseeing the integrity of our financial statements, compliance with legal requirements, and the performance of our internal auditors; and
  Pre-approving all audit and allowable non-audit services by the independent registered public accounting firm.

The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal 2012:

Director	Executive Committee	Compensation Committee	Corporate Governance Committee	Pension Plan Oversight Committee	Audit Review Committee
Samuel R. Allen	Chair
Crandall C. Bowles	X	X	Chair
Vance D. Coffman	X	Chair	X
Charles O. Holliday, Jr.	X		X		Chair
Dipak C. Jain				X	X
Clayton M. Jones		X		X
Joachim Milberg			X		X
Richard B. Myers		X		X
Thomas H. Patrick	X			Chair	X
Aulana L. Peters			X		X
Sherry M. Smith				X	X
Fiscal 2012 meetings	0	5	4	2	4
COMPENSATION OF DIRECTORS

We pay nonemployee directors an annual retainer along with additional fees to committee chairpersons as described below. We do not pay any other committee retainers or meeting fees. In addition, nonemployee directors are awarded RSUs after each annual meeting during their service as directors. A person who becomes a nonemployee director between annual meetings, or who serves a partial term, receives a prorated retainer and a prorated RSU award. We also reimburse directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on the Board or its committees. Compensation for nonemployee directors is reviewed annually by the Corporate Governance Committee. No changes to nonemployee director compensation were approved in fiscal 2012. The following chart describes amounts paid and the value of awards granted:

Date Approved by Corporate Governance Committee	August 2011
Effective Date of Annual Amounts	January 2012
Retainer	$100,000
Equity Award	$120,000
Presiding Director	$20,000
Audit Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$20,000
Corporate Governance Committee Chair Fee	$15,000
Other Committee Chair Fees	$10,000

Under our Nonemployee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers until retirement as a director. A director may elect to have these deferrals invested in either an interest-bearing account or an account with a return equivalent to an investment in Deere common stock.

Prior to fiscal 2008, nonemployee directors received the equity award in the form of restricted stock. Beginning in fiscal 2008, directors receive the equity award in the form of RSUs. In fiscal 2012, the Board adopted stock ownership guidelines requiring each nonemployee director to own Company common stock equivalent in value to at least three times the director’s annual cash retainer. This ownership level must be achieved within five years of the date the director joins the Board. Restricted stock, RSUs, and any common stock held personally by the nonemployee director are included in determining whether the applicable ownership requirement has been achieved. Other than Ms. Smith, who was first elected to the Board in December 2011, each director has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement. Additionally, we require nonemployee directors to hold all equity awards until one of the following triggering events: retirement from the Board, permanent and total disability, death, or a change in control of Deere along with a qualifying termination of the director. The directors are prohibited from selling, gifting, or otherwise disposing of their equity awards prior to a triggering event. While the restrictions are in effect, the nonemployee directors may vote the restricted shares (but not shares subject to RSUs) and receive dividends on the restricted shares and dividend equivalents on the RSUs.

In fiscal 2012, we provided the following compensation to nonemployee directors:

Fiscal 2012 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Nonqualified Deferred Compensation Earnings (3)	Total
Crandall C. Bowles	$113,750	$123,232	$0	$236,982
Vance D. Coffman	$118,750	$123,232	$0	$241,982
Charles O. Holliday, Jr.	$133,750	$123,232	$0	$256,982
Dipak C. Jain	$100,000	$123,232	$17,161	$240,393
Clayton M. Jones	$100,000	$123,232	$0	$223,232
Joachim Milberg	$100,000	$123,232	$0	$223,232
Richard B. Myers	$100,000	$123,232	$0	$223,232
Thomas H. Patrick	$110,000	$123,232	$0	$233,232
Aulana L. Peters	$100,000	$123,232	$0	$223,232
Sherry M. Smith	$75,000	$142,942	$0	$217,942
David B. Speer (Deceased)	$100,000	$123,232	$0	$223,232
(1)	All fees earned in fiscal 2012 for services as a director, including Committee Chairperson fees, whether paid in cash or deferred under the Nonemployee Director Deferred Compensation Plan, are included in this column.

(2)	Represents the grant date fair value of RSUs for financial statement reporting purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and does not correspond to the actual value that will be realized by the nonemployee directors. All grants are fully expensed in the fiscal year granted based on the grant price (the average of the high and low price for Deere common stock on the grant date). For fiscal 2012, the grant date was March 7, 2012, and the grant price was $79.39. The nonemployee director grant date is seven calendar days after the Annual Meeting. The assumptions made in valuing the RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2012. The following table lists the cumulative restricted shares and RSUs held by the nonemployee directors as of October 31, 2012:

Director Name	Restricted Stock	RSUs
Crandall C. Bowles	19,916	9,201
Vance D. Coffman	6,532	9,201
Charles O. Holliday, Jr.	1,160	9,201
Dipak C. Jain	13,234	9,201
Clayton M. Jones	824	9,201
Joachim Milberg	10,708	9,201
Richard B. Myers	3,176	9,201
Thomas H. Patrick	19,252	9,201
Aulana L. Peters	12,008	9,201
Sherry M. Smith	-	1,803
David B. Speer (Deceased)	-	8,384
(3)	Directors are eligible to participate in the Nonemployee Director Deferred Compensation Plan. Under this plan, participants may defer part or all of their annual cash compensation. For these deferrals, two investment choices are available:
  an interest bearing alternative which pays interest at the end of each calendar quarter based on the Moody’s “A” rated Corporate Bond Rate for amounts deferred during or after fiscal 2010. For amounts deferred prior to fiscal 2010, the interest rate was based on the prime rate as determined by the Federal Reserve Statistical Release plus 2%; or
  an equity alternative denominated in units of Deere common stock which earns additional shares each quarter at the quarterly dividend rate on Deere common stock.

The amounts included in this column represent the above-market earnings on the interest bearing investment alternative on amounts deferred prior to fiscal 2010. Above-market earnings represent the difference between the prime rate as determined by the Federal Reserve Statistical Release plus 2% and 120% of the applicable federal long-term rate.

The reports of the Audit Review Committee and the Compensation Committee that follow do not constitute soliciting material and will not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Deere specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

AUDIT REVIEW COMMITTEE REPORT

To the Board of Directors:

The Audit Review Committee consists of the following members of the Board of Directors:

Charles O. Holliday, Jr. (Chair), Dipak C. Jain, Joachim Milberg, Thomas H. Patrick, Aulana L. Peters, and Sherry M. Smith. Each of the members is independent as defined under the rules of the New York Stock Exchange (NYSE). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing, and financial reporting processes of Deere. Management is responsible for establishing and maintaining Deere’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Review Committee is directly responsible for the appointment, oversight, compensation, and retention of Deloitte & Touche LLP, the independent registered public accounting firm for Deere. Deloitte & Touche LLP is responsible for performing an independent audit of Deere’s annual consolidated financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States of America; and (ii) Deere’s internal control over financial reporting.

All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and the following members of the Audit Review Committee – Mr. Holliday, Mr. Patrick, Ms. Peters, and Ms. Smith – are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission (SEC) in Regulation S-K under the Securities Exchange Act of 1934, as amended. The Audit Review Committee has a written charter describing its responsibilities, which has been approved by the Board of Directors and is available on Deere’s website at www.deere.com/corpgov. The Audit Review Committee’s responsibility is one of oversight. Members of the Audit Review Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting and for Deere’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board (United States) (PCAOB), and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States; and (ii) Deere’s internal control over financial reporting.

In this context, we have reviewed and discussed with management Deere’s audited financial statements as of and for the fiscal year ended October 31, 2012.

We have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Deere, the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communications with Audit Committees.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Review Committee concerning independence, and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to Deere is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in Deere’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012 for filing with the SEC. We have selected Deloitte & Touche LLP as Deere & Company’s independent registered public accounting firm for fiscal 2013, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Audit Review Committee
Charles O. Holliday, Jr. (Chair)
Dipak C. Jain
Joachim Milberg
Thomas H. Patrick
Aulana L. Peters
Sherry M. Smith

COMPENSATION DISCUSSION & ANALYSIS

Named Executive Officers

Certain senior leadership changes occurred at Deere during fiscal 2012. The following table shows the effect (if any) that these changes had on each of our NEOs:

Name	Previous Position	Current Position
Samuel R. Allen	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Rajesh Kalathur	Deputy Chief Financial Officer	Senior Vice President and Chief
Financial Officer effective
September 1, 2012
James M. Field	Senior Vice President and Chief	President, Agricultural Equipment
	Financial Officer	Operations effective September 1,
2012
David C. Everitt	President, Agricultural Equipment	President, Agricultural Equipment
	Operations	Operations; retired effective
September 1, 2012*
Jean H. Gilles	Senior Vice President, John Deere	Senior Vice President, John Deere
	Power Systems, Worldwide Parts	Power Systems, Worldwide Parts
	Services, Advanced Technology &	Services, Advanced Technology &
	Engineering, Supply Management and	Engineering, Supply Management and
	Logistics	Logistics
James R. Jenkins	Senior Vice President and General	Senior Vice President and General
	Counsel	Counsel
Michael J. Mack, Jr.	President, Worldwide Construction &	President, Worldwide Construction &
	Forestry Operations	Forestry Operations

* Mr. Everitt retired from the position of President, Agricultural Equipment Operations effective September 1, 2012, and is no longer an active employee of Deere as of September 30, 2012. Mr. Everitt’s effective retirement date from the Company is July 31, 2013 due to his use of accumulated vacation time.

Executive Summary

Fiscal 2012 Performance Review

During fiscal 2012, the Company maintained its strong financial condition notwithstanding continuing global economic pressure. The following table illustrates the Company’s growth in fiscal 2012 in terms of net sales and revenue, net income, and stock price relative to performance in fiscal 2011:

	2012 ($ in millions, except stock price)	2011 ($ in millions, except stock price)	Change (%)
Net Sales and Revenue	$36,157	$32,013	+13%
Worldwide Net Income
(U.S. GAAP)	$3,065	$2,800	+9%
Stock Price per Share at Fiscal
Year End	$85.44	$75.90	+13%

Pay for Performance Review and Analysis

Pay for performance is an important component of our longstanding compensation philosophy. Our compensation approach, which we refer to as our Total Rewards Strategy (and which is described in greater detail below in the section “Total Rewards Strategy”), is designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term, sustainable growth. The following chart shows the direct and indirect compensation components of our Total Rewards Strategy:

TOTAL REWARDS STRATEGY
TOTAL INDIRECT
	TOTAL DIRECT COMPENSATION			COMPENSATION
Short-Term		Long-Term		Other Compensation
Compensation		Compensation		and Benefits
	Short-Term Incentive	Mid-Term Incentive	Long-Term Incentive
Base Salary	(“STI”)	(“MTI”)	(“LTI”)
Fixed cash component	Annual cash award for profitability and efficient operations during the fiscal year	Cash award for sustained profitable growth during a multi-year period	Equity award for creation of stockholder value, as reflected by the Company’s stock price, with linkage to revenue growth and Total Shareholder Return (“TSR”)	Perquisites; Retirement Benefits; Deferred Compensation Benefits; and Additional Benefits Payable Upon a Change-in-Control Event

The pay elements are designed to complement each other and award upper quartile compensation for sustained upper quartile company performance. The underlying incentive programs are based on financial metrics that are aligned to the Company’s business strategy and stockholders’ interests, take into account the cyclical nature of Deere’s businesses, and support collaborative teamwork across our integrated enterprise.

As our NEOs assume greater responsibility, our pay for performance approach provides that: (1) a larger portion of their total compensation should be “at-risk” in the form of short-term, mid-term, and long-term incentive awards; and (2) a larger portion of their incentive awards should be focused on long-term awards to drive sustainable stockholder value. The following chart illustrates the allocation of all fiscal 2012 Total Direct Compensation components at target for each NEO. This chart highlights the Company’s emphasis on long-term and at-risk compensation.

Consultant Review of Pay for Performance Relative to Peer Group

In the course of reviewing our overall executive compensation program, the Compensation Committee’s consultant, Pearl Meyer, reviewed the relationship between total realizable compensation and our performance for the three fiscal years ended October 31, 2011. This time period was selected because our compensation for this time period is most closely aligned with the compensation information available for our peer companies over the corresponding period. This review was conducted to understand the degree of alignment between total compensation delivered to NEOs during the period and our performance relative to our peer group as identified in the “Benchmarking” section below. For purposes of this review, “company performance” is defined as total shareholder return. “Total realizable compensation” for Deere NEOs is defined as the sum of the following components:

1.	Actual base salaries paid over the three-year period;

2.	Actual short-term incentive awards paid over the three-year period;

3.	The Black-Scholes value as of October 31, 2011 of any stock options granted over the three-year period;

4.	The current value of restricted share units granted over the three-year period;

5.	1/3 of the performance stock units, adjusted for expected performance achievement, granted at the beginning of fiscal 2011 for the fiscal 2011-fiscal 2013 performance period; and

6.	The value of actual MTI payouts made over the three-year period.

For peer companies, realizable pay includes cash-based long-term incentive plan and performance share plan payouts for performance cycles fully contained within the 3-year period with award values multiplied by a factor that reflects grant frequency and long-term incentive vehicle mix.

Pearl Meyer’s analysis, as shown in the chart below, reveals that we achieved total shareholder return above the 75th percentile of our peer group while total realizable compensation for our CEO was below the median of the peer group and, for the other NEOs, reasonably tracked our relative performance.

CEO realizable compensation is below median against other CEOs due to Mr. Allen’s shorter tenure as CEO. We expect that with increased tenure, the relative positioning of Mr. Allen’s actual realizable compensation will more closely align with realizable compensation for our other NEOs relative to the companies in our peer group. The Compensation Committee believes this chart demonstrates an appropriate relationship between our compensation programs and the Company’s performance:

2012 Compensation Overview

At Deere, we remain committed to our longstanding compensation philosophy, which incorporates the principles of paying for performance, supporting business strategies, and paying competitively. The Compensation Committee believes this philosophy continues to drive our NEOs and salaried employees to produce sustainable, positive results for Deere and our stockholders.

Compensation Objectives

We aspire to distinctively serve our customers – those linked to the land – through a great business. To achieve this aspiration, our business strategy includes:

  Exceptional operating performance;
  Disciplined growth of shareholder value added (“SVA”); and
  Aligned high-performance teamwork.

Execution of this strategy is expected to create a sustainable business that rewards our customers, our employees, and our stockholders. Total Rewards Strategy is designed to motivate our NEOs and salaried employees to execute our business strategy and strive for higher company performance while maintaining our core values of quality, innovation, integrity, and commitment.

Total Rewards Strategy (“TRS”)

TRS includes Total Direct Compensation (base salary, short-term, mid-term, and long-term incentive compensation) and Total Indirect Compensation (other compensation and benefits). The award range and value for each of the incentive compensation components of TRS are tied to our performance through association with operating metrics or as a function of our stock price. We have chosen financial metrics that align compensation to our business strategy and our stockholders’ interests. This alignment is further accomplished by keeping our metrics simple, transparent, and consistently communicated from year to year. SVA, for example, has been published in the annual report every year since 2002 in the section following the Chairman’s letter.

Although TRS applies to most salaried employees, this Proxy Statement focuses on its applicability to our NEOs. TRS is supported by the following principles: (1) attract, retain, and motivate high-caliber executives; (2) with greater responsibility, place a larger portion of total compensation “at-risk” with a larger portion tied to long-term incentives; (3) provide the appropriate level of reward for performance (below median total compensation for substandard company performance; median total compensation for median levels of company performance; and upper quartile total compensation for sustained upper quartile company performance); (4) recognize the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle; (5) provide opportunity for NEOs to be long-term stockholders of Deere; (6) structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code (“IRC”) where practicable; and (7) structure compensation programs to be regarded positively by our stockholders and employees.

Compensation Elements of TRS

Each component of Total Direct Compensation and Total Indirect Compensation within TRS is summarized in the table below:

Component	Purpose	Characteristics	Where Reported in Accompanying Tables
Base Salary	Reward for level of responsibility, experience, and sustained individual performance	Fixed cash component targeted at our peer group median; Base salary can vary from the market due to individual performance, experience, time in position, and internal equity considerations	Fiscal 2012 Summary Compensation Table under the column “Salary”
Discretionary Bonus Awards	To recognize outstanding individual achievement	A cash award that may not exceed 20% of base salary, except in unusual circumstances	No discretionary bonuses were awarded in fiscal 2012 to our NEOs
Short-Term Incentive (“STI”)	Reward for the achievement of higher profitability through operating efficiencies and asset management during the fiscal year	A target STI award is designed to provide median annual cash compensation compared with our peer group when combined with base salary

Fiscal 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2012 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”

Mid-Term Incentive (“MTI”)	Reward for the achievement of sustained profitable growth over a multi-year performance period

Cash portion of long-term compensation; A target MTI award is designed to provide upper quartile compensation compared with our peer group in combination with base salary, above target STI, and base-level LTI awards

Fiscal 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2012 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”

Long-Term Incentive (“LTI”)	Reward for the creation of stockholder value as reflected by our stock price with linkage to revenue growth and TSR

Equity-based portion of long-term compensation; A base-level LTI award is designed to provide median compensation compared to our peer group when combined with base salary and a target STI award; Award is delivered through a combination of Performance Stock Units (“PSUs”), Restricted Stock Units (“RSUs”), and stock options; Ultimate value of award depends on our stock price

Fiscal 2012 Summary Compensation Table under the column “Stock Awards” and “Option Awards;” Fiscal 2012 Grants of Plan-Based Awards under the columns referencing stock and option awards; Outstanding Equity Awards at Fiscal 2012 Year-End; Fiscal 2012 Option Exercises and Stock Vested; Fiscal 2012 Nonqualified Deferred Compensation Table in the row “Deferred RSUs”

Component	Purpose	Characteristics	Where Reported in Accompanying Tables
Perquisites	Provide our executives with selected benefits commensurate with those provided to executives at our peer group companies	Types of compensation that personally benefit an employee, are not related to job performance, and are available to a select group of employees	Fiscal 2012 Summary Compensation Table under the column “All Other Compensation”
Retirement Benefits	Provide income upon retirement

The defined benefit pension plans plus a 401(k) plan (John Deere Savings and Investment Plan (“SIP”)); Our matches to the SIP are based on the applicable pension option (traditional or contemporary) and our performance

Fiscal 2012 Summary Compensation Table under the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation;” Fiscal 2012 Pension Benefits Table
Deferred Compensation Benefits	Allow executives to defer compensation on a tax-efficient basis

Executives can elect to defer base salary, STI, or MTI into the Voluntary Deferred Compensation Plan; Executives participating in the contemporary pension option can defer employee contributions and receive matching employer contributions under the Defined Contribution Restoration Plan; RSUs may also be deferred

Accumulated amounts deferred are reported in the Fiscal 2012 Nonqualified Deferred Compensation Table; Above-market earnings on these accounts are reported in the Fiscal 2012 Summary Compensation Table under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings”

Potential Payments upon Change in Control	Encourage executives to operate in the best interests of stockholders both before and after a Change in Control event	Contingent in nature; Most elements are payable only if a NEO’s employment is terminated as specified under various plans	Fiscal 2012 Potential Payments upon Change in Control
Other Potential Post-Employment Payments	Provide potential payments under the scenarios of death, disability, retirement, termination without cause or for cause, and voluntary separation	Contingent in nature; Amounts are payable only if a NEO’s employment is terminated as specified under the arrangements of various plans	Fiscal 2012 Potential Payments upon Termination of Employment Other than Following a Change in Control

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

The Compensation Committee (the “Committee”), consisting entirely of independent members of the Board, is responsible for reviewing and approving corporate goals and objectives related to compensation for the majority of salaried employees. The Committee evaluates the NEOs’ performance in relation to established goals and ultimately approves the compensation for the NEOs (except for the CEO) after evaluating their total compensation. See the “Committees” section of this Proxy Statement for a detailed listing of Committee responsibilities and members.

The Committee does not delegate any substantive responsibilities related to the compensation of NEOs and the Committee exercises its independent judgment when approving executive compensation. No member of the Committee is a former or current officer of Deere or any of its subsidiaries.

The Committee periodically reviews compensation delivery to ensure its alignment with our business strategy, the Company’s performance, and the interests of our employees and stockholders. In addition, the Committee periodically reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive.

The Corporate Governance Committee of the Board directs an annual evaluation process of the CEO. Generally, at the Board meeting in August of each year, the full Board (in executive session without the CEO present) evaluates the CEO’s performance. The Committee considers the Board’s evaluation when providing recommendations to the Board for the CEO’s compensation. The Committee’s recommendations for the CEO’s compensation are presented to and approved by the independent members of the Board. The CEO does not play a role in and is not present during discussions regarding his own compensation.

The CEO plays a significant role in setting the compensation for the other NEOs. The CEO presents an evaluation of each NEO’s individual performance. The CEO also provides his recommendations for changes to the NEOs’ base salaries and LTI awards. Since the STI and MTI awards are calculated using predetermined factors, the CEO does not provide recommendations for changes to the other NEOs’ STI and MTI awards. The Committee has the discretion to accept, reject, or modify the CEO’s recommendations. The other NEOs are not present during these discussions.

As part of its process for making compensation decisions, the Committee reviews the results of the Company’s most recent annual advisory “say-on-pay” vote. A substantial majority (nearly 96%) of our stockholders who voted on the “say-on-pay” proposal in our fiscal 2011 proxy statement approved our executive compensation as described in the CD&A and tabular disclosures. The Committee took account of this strong level of stockholder support in determining to apply the same effective principles and philosophy in structuring our executive compensation program for fiscal 2012.

The Role of the Compensation Committee’s Consultant

The Committee has retained Pearl Meyer as its Compensation Consultant. Pearl Meyer reviewed our executive compensation program design and assessed our compensation approach relative to our performance and the market.

Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in general discussions regarding executive compensation issues. While the Committee considers input from Pearl Meyer, ultimately the Committee’s decisions reflect many factors and considerations. Management works with Pearl Meyer at the Committee’s direction to develop materials and analysis essential to the Committee’s compensation evaluations and determinations. Such materials include competitive market assessments and summaries of current legal and regulatory developments.

Pearl Meyer periodically meets independently with the Chairman of the Committee to discuss compensation matters. In addition, Pearl Meyer regularly participates in executive sessions with the Committee (without any of the Company’s personnel or executives present) to discuss compensation matters. Pearl Meyer does not provide other significant services to Deere and has no other direct or indirect business relationships with Deere or any of its affiliates. Taking these and other factors into account, the Committee has determined that the work performed by Pearl Meyer does not raise any conflicts of interest.

Benchmarking

To ensure that total compensation for NEOs aligns with the market, we benchmarked our compensation and performance against the companies in our peer group. The companies in our peer group, indicated in the chart below, are similar to Deere in sales volume, products, services, market capitalization, and/ or global presence.

Company	Fiscal Year	Employees	Revenue * Fiscal Year ($MM)	Market Value 10/31/2012 ($MM)
3M Co.	Dec 11	84,198	$29,611	$60,613
Alcoa Inc.	Dec 11	61,000	$24,951	$9,146
Caterpillar Inc.	Dec 11	125,099	$60,138	$55,460
Cummins Inc.	Dec 11	43,900	$18,060	$17,819
Eaton Corp.	Dec 11	73,000	$16,049	$15,956
Emerson Electric Co.	Sep 12	134,900	$24,412	$35,528
General Dynamics Corp.	Dec 11	95,100	$32,677	$24,037
Honeywell International Inc.	Dec 11	132,000	$36,529	$47,974
Illinois Tool Works Inc.	Dec 11	65,000	$17,787	$28,423
Ingersoll-Rand Plc	Dec 11	52,000	$14,782	$14,156
Johnson Controls Inc.	Sep 12	170,000	$41,955	$17,611
Lockheed Martin Corp.	Dec 11	123,000	$46,499	$30,310
Northrop Grumman Corp.	Dec 11	72,500	$26,412	$16,860
Paccar Inc.	Dec 11	23,400	$16,355	$15,332
Parker-Hannifin Corp	Jun 12	59,331	$13,146	$11,739
Raytheon Co.	Dec 11	71,000	$24,857	$18,657
Textron Inc.	Dec 11	32,000	$11,275	$7,105
United Technologies Corp.	Dec 11	199,900	$58,190	$71,637
Whirlpool Corp.	Dec 11	68,231	$18,666	$7,605
Xerox Corp.	Dec 11	139,700	$22,626	$8,195

75th Percentile		125,099	$36,157	$33,464
Median		72,500	$24,857	$17,819
25th Percentile		61,000	$17,787	$14,156

Deere & Company	Oct 12	66,900	$36,157	$33,464

Source: Factset Research Systems, Inc.

* Reflects revenue for last reported fiscal year

Compensation paid by our peer group is representative of the compensation we believe is required to attract, retain, and motivate executive talent. The list of peer group companies has not significantly changed in recent years and provides a consistent measure for comparing compensation to the market. The Committee periodically reviews the peer group list to confirm that it continues to be an appropriate benchmark for NEO compensation.

Total Direct Compensation Elements

The following information describes each direct compensation element, including discussion of performance metrics where applicable.

Base Salary

In determining salary levels for each of our NEOs, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by each NEO, experience, time in position, internal equity, and potential. The Committee also considers each NEO’s current salary as compared to the salary range and the median salary practices of our peer group.

In fiscal 2012, after considering the aforementioned factors, the Board approved a base salary increase of 8% for the CEO and the Committee approved increases ranging from 2-6% for the other NEOs (other than Mr. Kalathur, whose base salary increased by virtue of having been appointed as an executive officer for the first time in fiscal 2012). The resulting salary levels align with the market median for similar positions except for Mr. Kalathur, whose base salary is below the market median due to his short time in the position.

Short-Term Incentive (“STI”)

These factors are used to calculate the amount of the STI award paid to NEOs:
  Salary;
  Target STI rate as described below under “Approval of STI Rates;” and
  Deere’s actual Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) performance as defined below under “Performance Metrics for STI.”

The STI plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2010. Individual STI awards cannot exceed the maximum as established in the plan.

Performance Metrics for STI

There are two metrics used in the calculation of STI: one for the Equipment Operations and one for Financial Services.

OROA is the performance metric used by the Equipment Operations, which includes Agriculture and Turf Operations and Construction and Forestry Operations. Deere is primarily a manufacturing company with high investment in fixed assets, such as buildings and machinery, and significant expenses with longer term payoffs, such as research and development. OROA was selected as the STI performance metric because the Committee believes it effectively measures the efficient use of the Equipment Operations’ assets.

Targeted OROA performance for each Equipment Operation’s segment changes according to its sales volume. The actual sales volume is measured in relationship to mid-volume sales. Mid-volume sales are determined at the beginning of the fiscal year using historical sales volumes, industry growth rates, and market share data, among other considerations, and represent the midpoint of a business cycle.

The above graph represents how Deere’s operating leverage functions in a given business. For Deere, operating leverage means:

  When sales volumes and capacity utilization are low compared to mid-volume, it is more difficult to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are lower; and
  When sales volumes and capacity utilization are high compared to mid-volume, it is easier to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are higher.

By adjusting OROA performance goals as sales volumes change, Deere believes the level of difficulty in attaining targeted performance will be comparable for a range of sales volumes and capacity utilization levels. Using OROA aligns employee decisions with our strategic approach to sound investment of capital and asset utilization. This model encourages our management team to make necessary structural changes, such as those related to capacity, margin enhancements, and asset turnover for a given volume level.

At the beginning of fiscal 2012, the Committee approved the following OROA goals at different sales volume levels for the Equipment Operations:

Fiscal 2012 OROA Goals	Minimum	Target	Maximum
OROA Goals at Low Volume	4%	8%	12%
OROA Goals at Mid-Volume	8%	12%	20%
OROA Goals at High Volume	12%	20%	28%

These OROA goals have not changed since fiscal 2007. Minimum, target, and maximum OROA goals are interpolated for sales volumes between low and mid-volume and between mid-volume and high volume.

ROE is the performance metric for Financial Services. Financial Services experiences different cash flow risk characteristics and operates with significantly different debt-to-equity leverage than the Equipment Operations. ROE goals for Financial Services are adjusted for the actual mix of business subsidized by the Equipment Operations as well as for the business not subsidized. ROE goals are higher for non-subsidized business. The Committee approved the following ROE goals at the beginning of fiscal 2012, which remained the same as in fiscal 2011:

	Minimum	Target	Maximum
Subsidized Business	10%	10%	10%
Non-Subsidized Business	10%	13%	16%

See Appendix C, “Deere & Company Reconciliation of Non-GAAP Measures,” for additional information regarding the calculation of OROA and ROE for fiscal 2012.

For fiscal 2012, the various business results were weighted to calculate STI as follows, which remained the same as in fiscal 2011:

Equipment Operations OROA	50%
Agriculture and Turf Operations OROA	25%
Construction and Forestry Operations OROA	15%
Financial Services ROE	10%

Approval of STI Rates
At the beginning of the fiscal year, after review and consideration of Deere’s peer group data for target cash bonuses, the Committee approves target STI rates as a percentage of the NEO’s base salary. In December 2011, the Committee approved STI rates for fiscal 2012 as follows:

Target STI Rates:
CEO	125%
Other NEOs	85%

Fiscal 2012 Performance Results for STI
The chart below details:

  the goals that were necessary to achieve STI payout based on the sales volumes (OROA) and the actual mix of subsidized and non-subsidized business (ROE) using the performance metrics approved by the Committee; and
  the actual OROA and ROE performance results calculated in accordance with the STI plan.
Fiscal 2012 Performance Results for STI	Goal to Achieve Payout	Fiscal 2012 Performance Results	Performance as % of Target	Fiscal 2012 Award Weighting	Weighted Award Results
Equipment Operations OROA	24.8% for maximum	29.4%	200%	50%	100%
Agriculture and Turf Operations OROA	26.4% for maximum	33.9%	200%	25%	50%
Construction and Forestry Operations OROA	18.4% for maximum	14.0%	139%	15%	21%
Financial Services ROE	11.8% for maximum	13.4%	200%	10%	20%
Actual Performance as % of Target					191%

To further explain this chart and the fiscal 2012 OROA goals, actual sales volumes for the combined Equipment Operations were above mid-volume levels for fiscal 2012. Therefore, the combined Equipment Operations needed to achieve 24.8% OROA to earn maximum payout. Since an OROA of 29.4% was achieved, a maximum payout for that component was earned.

The amount of the STI award paid to a NEO is calculated as follows:

Base salary for the fiscal year
x Target STI rate
x Actual performance as a percent of target (up to a maximum of 200%)
= STI award amount

STI awards paid to NEOs are detailed in the Fiscal 2012 Summary Compensation Table under footnote (4). The Committee did not exercise its authority to decrease or eliminate the STI award for fiscal 2012.

The STI plan and the results for fiscal 2012 described above are also used to determine the STI award paid to most salaried employees worldwide. For fiscal 2012, STI awards paid to the NEOs represented about 2% of the total amount of STI awards paid.

Long-Term Compensation

Long-term compensation includes a combination of MTI and LTI. MTI is paid in cash and is considered part of long-term compensation because multiple fiscal years are included in the performance period. For fiscal 2012, the LTI award consisted of RSUs, PSUs, and stock options.

Mid-Term Incentive (“MTI”)

The following factors are used to calculate the amount of the MTI award paid to the NEOs:

  Median of actual salaries for the salary grade;
  Target MTI rate as described below under “Approval of MTI Rates;” and
  Shareholder Value Added (“SVA”) results as defined below under “Performance Metrics for MTI.”

The MTI plan is periodically approved by Deere stockholders and was last approved at the annual meeting in February 2008. The MTI plan will be considered for re-approval at the February 2013 annual meeting. Individual MTI awards cannot exceed the maximum as established in the plan.

Performance Metrics for MTI
In 2003, the Committee established SVA as the MTI performance metric. SVA measures Deere’s success in delivering sustained growth in economic profitability. SVA was selected as the MTI performance metric because the Committee believes that Deere should: (a) earn, at a minimum, its weighted average cost of capital each year; (b) ensure that investments in capital and research and development earn their cost of capital; and (c) ensure acquisitions do not dissipate stockholder value. We believe that sustained growth can be accomplished through a combination of revenue growth and high returns on invested capital. Since MTI is based on enterprise-wide SVA, MTI encourages teamwork across all units of our business. See Appendix C, “Deere & Company Reconciliation of Non-GAAP Measures,” for an explanation regarding the calculation of SVA.

The Committee has approved multi-year performance periods to emphasize and reward consistent, sustained operating performance. The Committee has conducted annual reviews of the target and maximum SVA goals since fiscal 2006. The maximum SVA goal matches enterprise SVA goals set by the business for each year in the performance period. The target SVA is set at half of the maximum SVA goal. The chart below details the target and maximum SVA goals for each of the performance periods that include fiscal 2012.

SVA Goals for MTI	Fiscal 2009 through Fiscal 2012	Fiscal 2011 through Fiscal 2013	Fiscal 2012 through Fiscal 2014
Years in Performance Period	4	3	3
SVA Goal for Target Payout	$2.85 billion	$2.465 billion	$2.5 billion
SVA Goal for Maximum Payout	$5.7 billion	$4.93 billion	$5 billion
Average SVA Per Year to Achieve Maximum Payout	$1.425 billion	$1.643 billion	$1.667 billion
Maximum % SVA to be shared	4.0%	N/A(1)	N/A(1)
Maximum SVA pool to be shared	$228 million(2)	N/A(1)	N/A(1)
Payable in	Dec 2012	Dec 2013	Dec 2014
Approved by Committee	Dec 2008	Nov 2010	Dec 2011

(1)	Maximum SVA % to be shared no longer applies. Payout will be determined by target MTI rates which are set at the beginning of the performance period.

(2)	Payout will be determined using target MTI rates approved in November 2010. If the total of all MTI awards exceeds the maximum SVA pool to be shared, the total payout will be limited to the amount shown. Based upon the size of the eligible population, target MTI rates, and SVA performance, total payout may be less than the amount shown.

Beginning with the performance period starting in fiscal 2011, the Committee changed the length of a MTI performance period from four to three years. The Committee believes a three-year performance period will lessen the impact of the lag effect described in the following paragraph and better matches the timing of SVA accumulation with MTI payout. To implement the transition from a four-year to a three-year performance cycle, the Committee did not approve a performance period starting in fiscal 2010.

Inherent in the MTI plan is a lagging, multi-year impact of SVA. Whether positive or negative, SVA results for a given year become part of the MTI award calculation for that year and subsequent years. Negative SVA in a given year is part of the calculation for that year and subsequent years and can offset positive SVA earned in a prior or future year. Thus, MTI plan payouts in a strong-performance year, following a number of weak-performance years, will be lower than the financial results that the strong-performance year alone would justify. The opposite is also true: MTI plan payouts made in a weak-performance year, following several strong-performance years, will be higher than the financial results that the weak-performance year alone would justify.

Approval of MTI Rates
After review and consideration of upper quartile compensation data for our peer group, the Committee approves target MTI rates as a percentage of the median salary of the NEO’s salary grade. In November 2010, the Committee approved the following target MTI rates for the performance periods ending October 31, 2011, 2012, and 2013. When maximum SVA goals are met or exceeded, 200% of target rates are paid.

Target MTI Rates*:
CEO	121%
Other NEOs	93%
*	A minimum MTI award ($1,100 for the CEO and $400 for the other NEOs) will not be paid unless accumulated SVA exceeds $1 million for the performance period.

Fiscal 2012 Performance Results for MTI
Deere’s accumulated SVA, calculated in accordance with the MTI performance metrics as described in Appendix C, is reported in the following table for the four-year performance period ending October 31, 2012:

For the four-year performance period ending October 31, 2012, the accumulated SVA exceeded the goal of $5.7 billion, resulting in a maximum MTI award. MTI awards paid to NEOs are detailed in the Fiscal 2012 Summary Compensation Table under footnote (4). The Committee did not exercise its authority to decrease or eliminate the MTI award for fiscal 2012. For fiscal 2012, MTI awards paid to the NEOs were equal to approximately 5% of the MTI payout to all eligible employees.

In the ten years preceding the implementation of MTI, fiscals 1994 through 2003, accumulated SVA, as reported, was negative $1.4 billion as compared to accumulated positive SVA of $12.9 billion since 2003. The Committee believes that Deere’s adoption of the SVA model is an important factor driving the Company’s performance.

Long-Term Incentive (“LTI”)

The purpose of LTI is to reward the NEOs for the creation of sustained stockholder value, encourage ownership of Deere stock, foster teamwork, and retain and motivate high-caliber executives while aligning to the interests of our stockholders. Historically, LTI awards consisted of annual grants of restricted stock or RSUs, along with market-priced stock options under the John Deere Omnibus Equity and Incentive Plan (“Omnibus Plan”). In fiscal 2011, the Committee introduced PSUs as an element of the annual award mix in order to strengthen the incentive features of LTI awards and to create stronger alignment between ultimate payouts and Company performance. The Omnibus Plan is periodically approved by our stockholders. The last approval occurred at the annual meeting in February 2010.

The Committee established LTI grants to the NEOs based on the following criteria: level of responsibility, individual performance, current market practice, peer group data, and the number of shares available under the Omnibus Plan. Awards granted in previous years are not a factor in determining the current year’s award. Potential accumulated wealth is not viewed as relevant in arriving at the current year’s LTI award. The following table summarizes the mix, performance measurements, and general terms for each form of equity awarded to the NEOs for fiscal year 2012:

Fiscal Year 2012 LTI Award Overview for NEOs

	PSUs	RSUs	Stock Options
LTI Mix	40%	25%	35%
Performance Measurements	50% Revenue Growth* and 50% TSR relative to the S&P Industrial Sector over a three-year performance period	Stock price appreciation	Stock price appreciation
Vesting Period	Cliff vest on the third anniversary of the grant date	Cliff vest on the third anniversary of the grant date	Vest in approximately equal installments over three years
Restrictions/Expiration	Converted to Deere common stock upon vesting	Restricted until fifth anniversary of the grant date, at which time they are converted to Deere common stock	Expire ten years from the grant date

*	Based on the Company’s Compound Annual Growth Rate

Approval of LTI Award Values
At the beginning of the fiscal year, after review and consideration of peer group data on target long-term incentives, the Committee approves a dollar value for a base-level LTI award and the mix of awards (options, RSUs, and PSUs) to be delivered. The Committee determines LTI awards at the first Committee meeting at the beginning of the fiscal year. The Committee has the discretion to increase or decrease the base-level award to distinguish an individual’s level of performance, to deliver a particular LTI value, or to reflect other adjustments as the Committee deems necessary. For fiscal 2012, adjustments to base-level award values were approved in recognition of the individual performance of the NEOs; in each case, awards granted to the NEOs in fiscal 2012 were within 5-10% of their LTI awards for fiscal 2011. Following these adjustments, awards were approved for the NEOs as follows:

Adjusted Award Values*:
Samuel R. Allen	$8,740,000
Rajesh Kalathur	$180,000
James M. Field	$1,633,000
David C. Everitt	$1,491,000
Jean H. Gilles	$1,491,000
James R. Jenkins	$1,491,000
Michael J. Mack, Jr.	$1,491,000
*	Amounts differ from the value of equity awards shown in the Fiscal Year 2012 Summary Compensation Table and Grants of Plan-Based Awards Table because those tables reflect the probable outcome of the performance metrics for PSUs. The amounts shown here include PSUs using the grant price on the date of grant, reflecting the value the Committee considered when granting the LTI awards for fiscal 2012.

See the Fiscal 2012 Grants of Plan-Based Awards table and footnotes for more information on LTI awards delivered as well as the terms of the awards.

For fiscal 2012, the number of RSUs and PSUs granted to the NEOs represented 61% of all RSUs and PSUs, respectively, granted to eligible salaried employees. The number of stock options granted to NEOs represented 10% of all stock options granted to eligible salaried employees in fiscal 2012. These proportions are consistent with our philosophy that as NEOs assume greater responsibility, a larger portion of their incentive compensation should be focused on long-term awards.

PSUs Granted in Fiscal Year 2012
For PSUs granted in fiscal 2012, the actual number of shares to be issued upon conversion of the PSUs will be based on Deere’s revenue growth and TSR for the three-year performance period ending in 2014. The Company’s performance will be measured relative to the companies in the S&P Industrial Sector as of the end of the performance period.

Performance Targets (2012 – 2014 Performance Period)
Revenue Growth Payout %	+	TSR Payout %	=	Final
× PSUs Awarded		× PSUs Awarded		Award

The number of PSUs that vest and convert to shares can range from 0% to 200% of the number of PSUs awarded depending on the Company’s relative performance during the performance period as illustrated in the following table.

Deere’s Revenue Growth or TSR Relative to the Peer Group	% of Target Shares Earned (Payout %) *
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

* Interim points are interpolated

LTI Grant Practices
For more than 20 years, the Committee has authorized the annual LTI awards for all eligible employees on a single date each year. The grant date is seven calendar days after the first Board meeting of the fiscal year. This timing allows for stock price stabilization after the release of year-end financial results and Board meeting announcements. The grant price for LTI awards is the average of the high and low common stock price on the grant date as reported on the NYSE. This grant price is also used to determine the number of PSUs, RSUs, and stock options to be awarded.

Stock Ownership Requirements
Stock ownership requirements apply to NEOs to ensure the retention of stock acquired through our equity incentive plan. The required levels of ownership are five times base salary for the CEO and 3.5 times base salary for the other NEOs, to be achieved within five years of the date the NEO is first appointed as CEO or as an executive officer, as applicable. Only vested RSUs and any common stock held personally by the NEOs are included in determining whether the applicable ownership requirement is achieved. Once the appropriate ownership level is achieved by the NEO, the number of shares held at that time becomes the fixed stock ownership requirement for the NEO for three years, even if base salary increases or stock price decreases. Other than Mr. Kalathur, who was first appointed Senior Vice President and Chief Financial Officer on September 1, 2012, each NEO has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement.

Our Insider Trading Policy precludes all directors and employees, including our NEOs, and their related persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against price declines by the Company’s stock. Our Insider Trading Policy also prohibits our directors and officers (including NEOs) from holding Company stock in margin accounts or pledging Company stock as collateral for loans or other obligations.

Summary of Total Direct Compensation

The Committee believes each pay element included in Total Direct Compensation is consistent with our compensation philosophy. The Committee recognizes individual fulfillment of duties through adjustments to base salary and LTI. The Committee reviews Total Direct Compensation in the aggregate for the NEOs (excluding the CEO) as well as for each NEO individually and compares this compensation to the market position data of our peer group. This market position data takes into account the level of responsibility (including the level of sales volume) for each NEO’s respective operations. We have a practice of rotating individuals among the executive officer positions. As described above, a primary part of our strategy is aligned high-performance teamwork. A substantial portion of the evaluation of individual performance is a careful analysis of each NEO’s collaboration and contribution to the success of a high-performing team. Thus, while the market data for each position is a factor in reviewing Total Direct Compensation, the Committee also considers individual fulfillment of duties, teamwork, development, time in position, experience, and internal equity among NEOs (other than the CEO).

Total Direct Compensation for the CEO is higher than other NEOs due to his breadth of executive and operating responsibilities for the entire global enterprise. The Committee does not target CEO compensation as a certain multiple of the compensation of the other NEOs. The relationship between the CEO’s compensation and that of the other NEOs is influenced by our organizational structure, which does not include a chief operating officer. For Mr. Allen, Total Direct Compensation as compared to the other NEOs’ Total Direct Compensation is generally comparable to that of our peer group.

Limitations on Deductibility of Compensation

Section 162(m) of the IRC generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to any individual employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

The Committee strives to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by Deere, to the extent reasonably practicable and to the extent consistent with Deere’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Recoupment of Previously Paid Incentive Compensation

In November 2007, the Committee adopted the Executive Incentive Compensation Recoupment Policy (“Recoupment Policy”). The Recoupment Policy authorizes the Committee to determine whether to require recoupment of incentive compensation paid to or deferred by certain executives (including the NEOs) if certain conditions are met. The Committee may require recoupment if the executive engaged in misconduct that:

  contributed to the need for a restatement of all or a portion of Deere’s financial statements filed with the SEC; or
  contributed to inaccurate operating metrics being used to calculate incentive compensation;

and, in either case, the Committee determines that the executive’s incentive compensation would have been less if the misconduct had not occurred.

Total Indirect Compensation Elements

The following sections describe each Total Indirect Compensation element:

Perquisites

We offer our NEOs various perquisites that the Committee believes are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee conducts an annual review of the perquisites offered to the NEOs. For more information on the perquisites provided and to whom they apply, see footnote (6) to the Fiscal 2012 Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other selected employees, are also provided indoor parking and access to Deere-sponsored skyboxes at local venues for personal use when not occupied for business purposes, both at no incremental cost to the Company. All security services provided by the Company are reimbursed by the NEOs.

In August 2006, the Board voted to require the CEO to use the Company’s aircraft for all business and personal travel, believing that the ability to travel safely and efficiently provides substantial benefits that justify the cost. Deere’s geographic location in the Midwest, outside of a major metropolitan area, makes personal and business travel challenging. Traveling by company aircraft for business and personal reasons allows the CEO to conduct business confidentially while in transit. Since the CEO travels extensively, inefficient travel is costly to the Company. Personal use of company aircraft by other NEOs is minimal. Any personal travel on Deere aircraft by the other NEOs, individually or accompanied by their family members, must be approved by the CEO. The Committee has limited the CEO’s annual personal usage of company aircraft to approximately 100 hours.

Retirement Benefits

Pension Benefits
Each of our NEOs is currently covered by the same defined benefit pension plans, which include the same plan terms, as most qualifying U.S. salaried employees. We also maintain two additional defined benefit pension plans in which NEOs may participate, the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Benefit Plan (the “Supplemental Plan”).

The defined benefit pension plan has compensation limits imposed by the IRC. The Supplementary Plan provides participants with the same benefit they would have received without the limits. This avoids the relative disadvantage that participants would experience compared to other qualified plan participants. The Supplemental Plan is designed to reward career service at Deere above a specified grade level by utilizing a formula that takes into account only years of service above that grade level. We believe that the defined benefit plans serve as important retention tools, provide a level of competitive income upon retirement, and reward long-term employment and service as an officer of Deere. For additional information, see the Fiscal 2012 Pension Benefits Table along with the accompanying narrative and footnotes.

We also maintain a tax-qualified defined contribution plan, the John Deere Savings and Investment Plan (“SIP”), which is available to the majority of U.S. employees, including the NEOs. We make matching contributions on up to six percent of an employee’s pay to participant SIP accounts. The STI results of the previous fiscal year (see the “Performance Metrics for STI” section above) are used for determining the level of actual Company match for the following calendar year. The level of Company match also depends upon the NEO’s participation in the Traditional Option versus the Contemporary Option as explained in the narrative preceding the Fiscal 2012 Pension Benefits Table. The following table illustrates the Company’s match for calendar 2012, which is reported under the “All Other Compensation” column of the Fiscal 2012 Summary Compensation Table:

Traditional Option match on 1-6% of eligible earnings	100%
Contemporary Option match on first 2% of eligible earnings	300%
Contemporary Option match on next 4% of eligible earnings	100%

Deferred Compensation Benefits

We also maintain certain deferred compensation plans that provide the NEOs with a longer-term savings opportunity on a tax-efficient basis. All deferred compensation benefits are designed to attract, retain, and motivate employees. Such deferred compensation benefits are commonly offered by companies with whom we compete for talent. See the “Nonqualified Deferred Compensation” section below for additional details.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Potential Payments upon Change in Control
In August 2009, the Committee approved a Change in Control Severance Program (the “CIC Program”) to replace the change in control agreements in place since 2000. The CIC Program covers certain executive officers, including each of the NEOs, and is intended to facilitate continuity of management in the event of a change in control. The Committee believes that the CIC Program serves the following purposes:

  Encourages executives to act in the best interests of stockholders in evaluating a transaction that, without a change in control arrangement, could be personally detrimental;
  Keeps executives focused on running the business in the face of real or rumored transactions;
  Protects Deere’s value by retaining key talent in the face of corporate changes;
  Protects Deere’s value after a change in control by including restrictive covenants (such as non-compete provisions) and a general release of claims in favor of Deere; and
  Assists in the attraction and retention of executives as a competitive practice.

For more information, see “Fiscal 2012 Potential Payments upon Change in Control” and the corresponding tables.

Other Potential Post Employment Payments
The Company’s various plans and policies provide payments to NEOs upon certain types of employment terminations that are not related to a change in control. These events and amounts are explained in the section below entitled “Fiscal 2012 Potential Payments upon Termination of Employment Other than Following a Change in Control.”

Risk Assessment of Compensation Policies and Practices

During fiscal 2012, management conducted a comprehensive risk assessment of the Company’s compensation policies and practices. The risk assessment process included the following:

(1)	Assembled a Compensation Risk Assessment Team (“Management Team”) comprised of management representing relevant areas of oversight;

(2)	Completed an inventory of the Company’s compensation programs globally for both executive and non-executive employees; and

(3)	Established a detailed risk assessment questionnaire and applied it to the compensation programs which, due to their size, potential payout, and/or structure, could potentially have a material adverse effect on the Company.

The inquiries in the risk assessment questionnaire focused on the following issues: (a) pay-for-performance comparison against the Company’s peer group; (b) balance of compensation components; (c) program design and pay leverage; (d) program governance; and (e) mitigating factors that offset program risks.

After review, the Management Team concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee, along with its independent compensation consultant, Pearl Meyer, reviewed the risk assessment and concurred with the Management Team’s conclusion. Specifically, the Committee believes the following key factors support the Management Team’s conclusion: (i) the performance metrics for determining STI (OROA and ROE) and MTI (SVA) are based on worldwide, publicly reported metrics with only minor adjustments and, therefore, are not easily susceptible to manipulation; (ii) the metrics for STI are capped at a maximum level of OROA and ROE performance, thereby reducing the risk that the executives might be motivated to attain excessively high “stretch” goals in order to maximize short-term payouts; and (iii) the metrics for MTI are capped at a maximum level of SVA performance, thereby reducing the risk that the executives might be motivated to attain excessively high “stretch” goals in order to maximize mid-term payouts. In addition, Deere maintains stock ownership requirements that are designed to incentivize our NEOs to focus on the Company’s long-term, sustainable growth. Finally, Deere has a Recoupment Policy (described above) designed to prevent misconduct relating to financial reporting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with Deere’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Deere’s Proxy Statement.

Vance D. Coffman, Chair
Crandall C. Bowles
Clayton M. Jones
Richard B. Myers

EXECUTIVE COMPENSATION TABLES

We are required to include in the Fiscal 2012 Summary Compensation Table any CEO and CFO serving for any part of the fiscal year, the next three highest paid executives, and any retired executive whose disclosure would otherwise have been required had the NEO been serving at the end of the fiscal year. Due to the organizational changes that occurred during fiscal 2012, as outlined in the CD&A, the compensation of seven NEOs is reported in the Summary Compensation Table. Fiscal 2012 is the first year Messrs. Kalathur and Gilles met the criteria for inclusion. Therefore, only data for fiscal 2012 is included for Messrs. Kalathur and Gilles.

Fiscal 2012 Summary Compensation Table

Name & Position	Fiscal Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Samuel R. Allen	2012	$1,352,400	$6,022,556	$3,059,041	$6,274,944	$1,884,030	$438,972	$19,031,943
Chairman and	2011	$1,255,000	$6,100,913	$2,925,996	$6,041,500	$2,233,075	$245,880	$18,802,364
Chief Executive Officer	2010	$1,200,000	$1,412,997	$4,231,536	$5,258,102	$1,032,944	$187,941	$13,323,520
Rajesh Kalathur*	2012	$347,565	$—	$179,990	$485,945	$94,507	$156,421	$1,264,428
Senior Vice President and
Chief Financial Officer
James M. Field	2012	$586,306	$1,125,239	$571,551	$2,002,226	$348,084	$145,988	$4,779,394
President, Agricultural	2011	$561,275	$1,160,461	$556,629	$1,942,332	$289,164	$114,210	$4,624,071
Equipment Operations	2010	$524,027	$296,153	$886,939	$1,593,653	$175,117	$178,320	$3,654,209
David C. Everitt (Retired)	2012	$672,255	$1,027,253	$521,849	$2,141,626	$1,088,427	$18,452	$5,469,862
President, Agricultural	2011	$657,524	$1,191,600	$571,534	$2,105,955	$1,171,680	$38,695	$5,736,988
Equipment Operations	2010	$628,704	$362,145	$1,084,556	$1,721,609	$882,582	$15,990	$4,695,586
Jean H. Gilles	2012	$520,517	$1,027,253	$521,849	$1,895,523	$688,350	$134,138	$4,787,630
Senior Vice President
JDPS/Adv Tech & Eng
James R. Jenkins	2012	$564,852	$1,027,253	$521,849	$1,967,429	$413,487	$138,048	$4,632,918
Senior Vice President and	2011	$563,481	$1,139,830	$546,692	$1,946,082	$455,381	$100,687	$4,752,153
General Counsel	2010	$548,400	$315,904	$946,040	$1,631,918	$392,962	$73,569	$3,908,793
Michael J. Mack, Jr.	2012	$624,532	$1,027,253	$521,849	$2,064,224	$621,689	$158,140	$5,017,687
President, WW Construction	2011	$606,336	$1,139,830	$546,692	$2,018,935	$588,742	$108,907	$5,009,442
& Forestry Operations	2010	$601,448	$339,886	$1,017,961	$1,678,493	$378,160	$85,712	$4,101,660
*	Mr. Kalathur’s compensation levels reflect the fact that, prior to his appointment as Senior Vice President and Chief Financial Officer effective September 1, 2012, he served in various non-executive officer-level positions in fiscal 2012.

(1)	Includes amounts deferred by the NEO under the John Deere Voluntary Deferred Compensation Plan. Salary amounts deferred in fiscal 2012 are included in the first column of the Fiscal 2012 Nonqualified Deferred Compensation Table corresponding with “Deferred Plan.”

(2)	Represents the aggregate grant date fair value of PSUs and RSUs computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. The values in this column exclude the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 24, “Stock Option and Restricted Stock Awards” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2012. For PSUs, the value at the grant date is based upon the probable outcome of the performance metrics over the three-year performance period. If the highest level of payout were achieved, the value of the award as of the grant date for PSUs would be as follows: $7,675,200 (Allen); $1,434,000 (Field); $1,309,100 (Everitt); $1,309,100 (Gilles); $1,309,100 (Jenkins); and $1,309,100 (Mack). RSUs will vest three years after the grant date. RSUs granted in fiscal years 2011 and 2012 must be held until five years after the grant date before they are settled in Deere common stock. RSUs granted in fiscal 2010 must be held until retirement or other permitted termination of employment. Refer to the Fiscal 2012 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of stock awards.

(3)	Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the binomial lattice option pricing model are described in Note 24, “Stock Option and Restricted Stock Awards” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2012. Refer to the Fiscal 2012 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of stock awards.

(4)	Non-equity incentive plan compensation includes cash awards under the STI and MTI plans. Cash awards earned for the performance period ending in fiscal 2012 were paid to NEOs on December 15, 2012 unless deferred under the Voluntary Deferred Compensation Plan. Deferred STI and MTI amounts are included in the first column of the Fiscal 2012 Nonqualified Deferred Compensation Table corresponding with “Deferred Plan.”

The following table shows the awards earned under the STI and MTI plans:

	STI (a)				MTI (b)
Name	Target Award as % of Salary		Actual Performance as % of Target	Award Amount	Target Award as % of Median Salary	Actual Performance as % of Target	Award Amount	Total Non- Equity Incentive Plan Compensation
Samuel R. Allen	125%		191%	$3,225,744	121%	200%	$3,049,200	$6,274,944
Rajesh Kalathur	Various	(c)	191%	$375,247	20%	200%	$110,698	$485,945
James M. Field	85%		191%	$950,930	93%	200%	$1,051,296	$2,002,226
David C. Everitt
(Retired)	85%		191%	$1,090,330	93%	200%	$1,051,296	$2,141,626
Jean H. Gilles	85%		191%	$844,227	93%	200%	$1,051,296	$1,895,523
James R. Jenkins	85%		191%	$916,133	93%	200%	$1,051,296	$1,967,429
Michael J. Mack, Jr.	85%		191%	$1,012,928	93%	200%	$1,051,296	$2,064,224
(a)	Based on actual performance, as discussed in the CD&A under “Fiscal 2012 Performance Results for STI,” the NEOs earned an STI award equal to 191% of the target opportunity.

(b)	Based on actual performance, as discussed in the CD&A under “Fiscal 2012 Performance Results for MTI,” the NEOs earned an MTI award equal to 200% of the target opportunity.

(c)	During fiscal 2012, Mr. Kalathur’s STI target award rates varied as he served in multiple non-executive officer-level positions prior to his appointment as Senior Vice President and Chief Financial Officer effective September 1, 2012. Target rates ranged from 44% to 60% for Mr. Kalathur’s non-executive officer-level positions and 85% for the Senior Vice President and Chief Financial Officer position. The target rates for each of these positions were approved at the beginning of the fiscal year.

(5)	The following table shows the change in pension value and above-market earnings on nonqualified deferred compensation during fiscal 2012:
Name	Change in Pension Value (a)	Nonqualified Deferred Compensation Earnings (b)	Total
Samuel R. Allen	$1,827,490	$56,540	$1,884,030
Rajesh Kalathur	$92,414	$2,093	$94,507
James M. Field	$328,671	$19,413	$348,084
David C. Everitt (Retired)	$1,051,491	$36,936	$1,088,427
Jean H. Gilles	$660,815	$27,535	$688,350
James R. Jenkins	$381,576	$31,911	$413,487
Michael J. Mack, Jr.	$576,738	$44,951	$621,689
	(a)	Represents the change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans from October 31, 2011 to October 31, 2012. The pension value calculations include the same assumptions as used in the pension plan valuations for financial reporting purposes. For more information on the assumptions, see footnote (4) under the Fiscal 2012 Pension Benefits Table.

	(b)	Represents above-market earnings on compensation that is deferred by the NEOs under our nonqualified deferred compensation plans. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable plan and 120% of the applicable federal long-term rate prescribed by the IRC. See the Fiscal 2012 Nonqualified Deferred Compensation Table for additional information.

(6)	The following table provides details about each component of the “All Other Compensation” column in the Fiscal 2012 Summary Compensation Table:

Name	Personal Use of Company Aircraft (a)	Financial Planning (b)	Relocation/ Int'l Assignment (c)	Medical Exams (d)	Misc Perquisites (e)	Tax Gross Ups (f)	Company Contributions to Defined Contribution Plans (g)	Total All Other Compensation
Samuel R. Allen	$49,570	$—	$—	$—	$818	$—	$388,584	$438,972
Rajesh Kalathur	$—	$—	$137,441	$—	$650	$(30,890)	$49,220	$156,421
James M. Field	$—	$10,000	$—	$—	$846	$—	$135,142	$145,988
David C. Everitt
(Retired)	$348	$—	$—	$—	$3,404	$—	$14,700	$18,452
Jean H. Gilles	$—	$3,750	$—	$11,197	$311	$—	$118,880	$134,138
James R. Jenkins	$—	$—	$—	$4,041	$667	$—	$133,340	$138,048
Michael J. Mack, Jr.	$—	$3,750	$—	$7,872	$1,392	$—	$145,126	$158,140
(a)	Per IRS regulations, the NEOs recognize imputed income on the personal use of Deere’s aircraft at rates established by the IRS. For SEC disclosure purposes, the cost of personal use of Deere’s aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, Deere calculates the variable costs for fuel on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, depreciation of aircraft, and maintenance costs, are excluded. The personal usage of company aircraft for Mr. Allen represents less than 1% of overall aircraft usage and about 59 hours of travel.

(b)	This column contains amounts Deere paid for financial planning assistance on behalf of the NEOs. The CEO may annually receive up to $15,000 of assistance and the other NEOs may receive up to $10,000 annually.

(c)	This column contains amounts reimbursed for relocation and in connection with international assignments.

(d)	This column contains the amounts Deere paid for annual medical exams for NEOs.

(e)	Miscellaneous perquisites include spousal attendance at company events.

(f)	Tax gross ups are provided when expenses are incurred for business purposes, but applicable tax rules result in imputed income to the employee. We have eliminated tax gross ups for spousal travel. Tax gross ups are provided only under the following circumstances as available to all employees:
  Tax reimbursements associated with international assignments. Our policy provides that an employee will not incur excess tax liability or receive a tax benefit as a result of taking an international assignment. Accordingly, an employee’s taxes are equalized to ensure that the employee pays the same amount of tax that the employee would have paid had the employee not taken the international assignment. Due to differences in timing of tax payments and relative tax rates, this policy can result in a positive or negative amount being recognized by the employee in any given year; and
  Tax reimbursement for income imputed to an employee on reimbursed moving expenses.

(g)	Deere makes contributions to the John Deere Savings and Investment Plan (“SIP”) for all eligible employees. Deere also credits contributions to the John Deere Defined Contribution Restoration Plan for all employees covered by the Contemporary Option under the tax-qualified pension plan. Messrs. Allen, Kalathur, Field, Gilles, Jenkins, and Mack are covered by the Contemporary Option.

Fiscal 2012 Grants of Plan-Based Awards

The following table provides additional information regarding fiscal 2012 grants of RSU, PSU, and stock option awards under the Omnibus Plan, and the potential range of awards that were approved in fiscal 2012 under the STI and MTI plans for payout in future years. These awards are further described in the CD&A under “Total Direct Compensation Elements.”

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options (5)	Exercise or Base Price of Option Awards ($ / Sh) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Samuel R. Allen	12/6/2011-STI	$—	$1,690,500	$3,381,000
	12/6/2011-MTI	$1,100	$1,646,568	$3,293,136
	12/14/2011							29,431			$2,184,957
	12/14/2011				—	47,090	94,180				$3,837,599
	12/14/2011								135,897	$74.24	$3,059,041
		$1,100	$3,337,068	$6,674,136	—	47,090	94,180	29,431	135,897		$9,081,597
Rajesh Kalathur	12/6/2011-STI	$—	$196,655	$393,310
	12/6/2011-MTI	$400	$483,059	$966,118
	12/14/2011								7,996	$74.24	$179,990
		$400	$679,714	$1,359,428	—	—	—	—	7,996		$179,990
James M. Field	12/6/2011-STI	$—	$498,360	$996,720
	12/6/2011-MTI	$400	$483,059	$966,118
	12/14/2011							5,499			$408,246
	12/14/2011				—	8,798	17,596				$716,993
	12/14/2011								25,391	$74.24	$571,551
		$400	$981,419	$1,962,838	—	8,798	17,596	5,499	25,391		$1,696,790
David C. Everitt (Retired)	12/6/2011-STI	$—	$571,417	$1,142,834
	12/6/2011-MTI	$400	$483,059	$966,118
	12/14/2011							5,020			$372,685
	12/14/2011				—	8,032	16,064				$654,568
	12/14/2011								23,183	$74.24	$521,849
		$400	$1,054,476	$2,108,952	—	8,032	16,064	5,020	23,183		$1,549,102
Jean H. Gilles	12/6/2011-STI	$—	$442,439	$884,878
	12/6/2011-MTI	$400	$483,059	$966,118
	12/14/2011							5,020			$372,685
	12/14/2011				—	8,032	16,064				$654,568
	12/14/2011								23,183	$74.24	$521,849
		$400	$925,498	$1,850,996	—	8,032	16,064	5,020	23,183		$1,549,102
James R. Jenkins	12/6/2011-STI	$—	$480,124	$960,248
	12/6/2011-MTI	$400	$483,059	$966,118
	12/14/2011							5,020			$372,685
	12/14/2011				—	8,032	16,064				$654,568
	12/14/2011								23,183	$74.24	$521,849
		$400	$963,183	$1,926,366	—	8,032	16,064	5,020	23,183		$1,549,102
Michael J. Mack, Jr.	12/6/2011-STI	$—	$530,852	$1,061,704
	12/6/2011-MTI	$400	$483,059	$966,118
	12/14/2011							5,020			$372,685
	12/14/2011				—	8,032	16,064				$654,568
	12/14/2011								23,183	$74.24	$521,849
		$400	$1,013,911	$2,027,822	—	8,032	16,064	5,020	23,183		$1,549,102
(1)	For the non-equity incentive plan awards, the grant date is the date the Committee approved the range of the estimated potential future payouts for the performance periods noted under footnote (2) below. For equity awards, the grant date is seven calendar days after the first regularly scheduled Board meeting of the fiscal year.

(2)	These columns show the range of potential payouts under the STI and MTI plans.

The performance period for STI in this table covers November 1, 2011 through October 31, 2012. For actual performance between threshold, target, and maximum, the STI award earned is prorated.

The range of the MTI award covers the three-year performance period beginning in fiscal 2012 and ending in fiscal 2014. Awards are not paid unless Deere generates at least $1 million of SVA for the performance period. The target MTI award will be earned if $2.5 billion of SVA is accumulated and the maximum MTI award will be earned if $5 billion or more is accumulated during the performance period. The amounts shown in the table represent potential MTI awards based on the median salary of the NEOs’ salary grade as of September 30, 2012. The actual MTI awards will depend upon Deere’s actual SVA performance and the median salary of the NEOs’ salary grade as of September 30, 2013.

(3)	Represents the potential payout range of PSUs granted in fiscal 2012 (in December 2011). The number of shares that vest is equally based on total shareholder return and revenue growth, both relative to companies in the S&P Industrial Sector. Performance and payouts are determined independently for each metric. At the end of the three-year performance period, the actual award, delivered as Deere common stock, can range from 0% to 200% of the original grant.

(4)	Represents the number of RSUs granted during fiscal 2012 (in December 2011). RSUs will vest three years after the grant date, but must be held until five years after the grant date before they are settled in Deere common stock. Prior to settlement, each RSU entitles the individual to receive dividend equivalents in cash at the same time as dividends are paid on Deere’s common stock.

(5)	Represents the number of options granted during fiscal 2012 (in December 2011). These options vest in approximately three equal installments on the first, second, and third anniversaries of the grant date.

(6)	The exercise price is the average of the high and low price of Deere common stock on the NYSE on the grant date.

(7)	For RSUs and options, amounts shown represent the grant date fair value of the equity award granted to the NEOs in fiscal 2012 calculated in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. For RSUs, fair value is the market value of the underlying stock on the grant date (which is the same as the exercise price in column (6) for stock options). For options, the fair value on the grant date was $22.51, which was calculated using the binomial lattice option pricing model.

For PSUs, the fair value at the grant date is measured according to the requirements under FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The grant date fair value of the PSUs, subject to the TSR metrics, was $92.85 based on a lattice valuation model excluding dividends. The grant date fair value of the PSUs, subject to the revenue growth metric, was $70.14 based on the market price of a share of underlying common stock excluding dividends.

For additional information on the valuation assumptions, refer to Note 24, “Stock Option and Restricted Stock Awards” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2012.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table itemizes outstanding options, RSUs, and PSUs held by the NEOs as of October 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Market Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value Unearned Shares, Units or Other Rights That Have Not Vested (7)
Samuel R. Allen	19,922	—	$34.44	$1,016,022	7-Dec-15	—		$—		$
	32,371	—	$48.38	$1,199,831	6-Dec-16	—		$—		$
	28,808	—	$88.82	$—	5-Dec-17	—		$—		$
	62,704	—	$39.67	$2,870,276	17-Dec-18	—		$—		$
	180,466	88,887	$52.25	$8,939,826	9-Dec-19	27,043		$2,310,554		$
	38,846	75,407	$80.61	$551,842	8-Dec-20	25,927		$2,215,203	62,223		$5,316,333
	—	135,897	$74.24	$1,522,046	14-Dec-21	29,431		$2,514,585	76,285		$6,517,790
	363,117	300,191		$16,099,843		82,401		$7,040,342	138,508		$11,834,123
Rajesh Kalathur	2,258	—	$22.90	$141,215	11-Dec-12		$			$
	4,672	—	$30.82	$255,185	10-Dec-13		$			$
	4,860	—	$34.69	$246,669	8-Dec-14		$			$
	4,366	—	$34.44	$222,666	7-Dec-15		$			$
	5,816	—	$48.38	$215,570	6-Dec-16		$			$
	4,519	—	$88.82	$—	5-Dec-17		$			$
	11,133	—	$39.67	$509,613	17-Dec-18		$			$
	8,141	4,010	$52.25	$403,292	9-Dec-19		$			$
	2,508	4,871	$80.61	$35,641	8-Dec-20		$			$
	—	7,996	$74.24	$89,555	14-Dec-21		$			$
	48,273	16,877		$2,119,406		—		$—	—		$—
James M. Field	17,086	—	$34.44	$871,386	7-Dec-15	—		$—		$
	13,380	—	$48.38	$495,930	6-Dec-16	—		$—		$
	17,680	—	$88.82	$—	5-Dec-17	—		$—		$
	42,178	—	$39.67	$1,930,698	17-Dec-18	—		$—		$
	37,826	18,631	$52.25	$1,873,808	9-Dec-19	5,668		$484,274		$
	7,389	14,346	$80.61	$104,980	8-Dec-20	4,932		$421,390	11,835		$1,011,182
	—	25,391	$74.24	$284,379	14-Dec-21	5,499		$469,835	14,252		$1,217,691
	135,539	58,368		$5,561,181		16,099		1,375,499	26,087		$2,228,873
David C. Everitt	29,091	—	$88.82	$—	5-Dec-17	—		$—		$
(Retired)	41,406	—	$39.67	$1,895,360	17-Dec-18	—		$—		$
	46,254	22,782	$52.25	$2,291,305	9-Dec-19	6,931		$592,185		$
	7,587	14,730	$80.61	$107,791	8-Dec-20	5,064		$432,668	12,153		$1,038,352
	—	23,183	$74.24	$259,650	14-Dec-21	5,020		$428,909	13,011		$1,111,660
	124,338	60,695		$4,554,106		17,015		$1,453,762	25,164		$2,150,012
Jean H. Gilles	10,704	—	$88.82	$—	5-Dec-17	—		$—		$
	22,650	—	$39.67	$1,036,804	17-Dec-18	—		$—		$
	33,609	16,554	$52.25	$1,664,910	9-Dec-19	5,036		$430,276		$
	6,927	13,449	$80.61	$98,416	8-Dec-20	4,624		$395,075	11,097		$948,128
	—	23,183	$74.24	$259,650	14-Dec-21	5,020		$428,909	13,011		$1,111,660
	73,890	53,186		$3,059,780		14,680		$1,254,260	24,108		$2,059,788
James R. Jenkins	23,800	—	$88.82	$—	5-Dec-17	—		$—		$
	33,242	—	$39.67	$1,521,653	17-Dec-18	—		$—		$
	40,346	19,873	$52.25	$1,998,669	9-Dec-19	6,046		$516,570		$
	7,257	14,090	$80.61	$103,106	8-Dec-20	4,844		$413,871	11,625		$993,240
	—	23,183	$74.24	$259,650	14-Dec-21	5,020		$428,909	13,011		$1,111,660
	104,645	57,146		$3,883,078		15,910		1,359,350	24,636		$2,104,900
Michael J. Mack, Jr.	24,388	—	$88.82	$—	5-Dec-17	—		$—		$
	17,032	—	$39.67	$779,640	17-Dec-18	—		$—		$
	43,413	21,384	$52.25	$2,150,612	9-Dec-19	6,505		$555,787		$
	7,257	14,090	$80.61	$103,106	8-Dec-20	4,844		$413,871	11,625		$993,240
	—	23,183	$74.24	$259,650	14-Dec-21	5,020		$428,909	13,011		$1,111,660
	92,090	58,657		$3,293,008		16,369		$1,398,567	24,636		$2,104,900

(1)	Options become vested and exercisable in approximately three equal installments on the first, second, and third anniversaries of the grant date.

(2)	The amount shown represents the number of options that have not been exercised (vested and unvested) multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44, and the option exercise price. No value is shown for “underwater” options.

(3)	Options expire ten years from the grant date.

(4)	RSUs vest three years from the grant date. RSUs granted in fiscal years 2011 and 2012 must be held for five years before they are settled in Deere common stock. RSUs granted in fiscal 2010 must be held until retirement or other permitted termination of employment before they are settled in Deere common stock. RSUs that have vested, but have not been settled in Deere common stock, are included in the Fiscal 2012 Nonqualified Deferred Compensation Table.

(5)	The amount shown represents the number of RSUs that have not vested multiplied by the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44.

(6)	For each tranche of PSUs outstanding, the amount represents actual achievement relative to the S&P Industrial Sector assuming truncated performance measurement periods. The final number of shares earned, if any, will be based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector at the end of the applicable performance period.

PSU Grant Date	December 8, 2010	December 14, 2011
Truncated performance period	11/1/2010 – 10/31/2012	11/1/2011 – 10/31/2012
Actual performance period
ending date	10/31/2013	10/31/2014
Payout of target number of shares
based on revenue growth	200%	200%
Payout of target number of shares
based on TSR	100%	124%

(7)	The amount shown represents the number of PSUs described in footnote (6) to this table multiplied by the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44.

Fiscal 2012 Option Exercises and Stock Vested

The following table provides information regarding option exercises and vesting of RSUs during fiscal 2012. These options and stock awards were granted in prior fiscal years and are not related to performance in fiscal 2012. No PSUs vested during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4)
Samuel R. Allen	—	$—	20,901	$1,539,359
Rajesh Kalathur	1,982	$112,815	—	$—
James M. Field	—	$—	14,059	$1,035,445
David C. Everitt
(Retired)	—	$—	20,912	$1,540,169
Jean H. Gilles	—	$—	7,550	$556,058
James R. Jenkins	—	$—	16,788	$1,236,436
Michael J. Mack, Jr.	—	$—	17,203	$1,267,001

(1)	Represents the total number of shares which were exercised before any withholding of shares to pay the exercise price and taxes.

(2)	Value realized on exercise is based on the market price upon exercise minus the exercise price (the grant price).

(3)	Represents the number of RSUs that vested during fiscal 2012. These RSUs were granted in December 2008 and vested in December 2011. Although they are vested, these RSUs will not be settled in Deere common stock until retirement or other permitted termination of employment.

(4)	Represents the number of RSUs vested multiplied by the closing price ($73.65) of Deere common stock on the NYSE as of the vesting date.

Pension Benefits

The NEOs are eligible to participate in pension plans that provide benefits based on years of service and pay. Pension benefits are provided under a qualified defined benefit pension plan called the John Deere Pension Plan for Salaried Employees (the “Salaried Plan”) and two nonqualified pension plans called the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Supplemental Plan”).

In 1996, we introduced a new pension option under the Salaried Plan known as the “Contemporary Option.” At that time, participants were given the choice between remaining in the existing Salaried Plan option known as the “Traditional Option” or choosing the new Contemporary Option. New employees hired after 1996 automatically participate in the Contemporary Option.

Salaried Plan
The Salaried Plan is a qualified plan subject to certain IRC limitations on benefits and is subject to the Employee Retirement Income Security Act of 1974. Deere makes contributions to, and benefits are paid from, a tax-exempt pension trust. The two pension options, Traditional and Contemporary, provided by the Salaried Plan are summarized as follows:

Traditional Option
The Traditional Option pension benefit is based on a formula that calculates a retirement benefit using service credit, “Final Average Pay” as defined below, and a multiplier. Generally, Final Average Pay is the participant’s aggregate salary (up to IRC limits) for the last 60 months prior to retirement divided by 60, unless the last 60 months does not represent the participant’s highest earnings. In that case, the Final Average Pay would be calculated using the participant’s five highest consecutive anniversary years of earnings.

The formula for calculating monthly pension benefits under the qualified Traditional Option is:

       Final Average Pay (up to IRC limits)

       x Years of Service

       x 1.5%

Eligibility to retire with unreduced pension benefits under the Traditional Option is based on age and years of service. Participants who are age 60 with ten or more years of service, or who are age 65 with five or more years of service, receive unreduced pension benefits.

Under the Traditional Option, early retirement eligibility occurs upon the earliest of:

1)	having 30 years of service;
2)	the sum of the participant’s years of service and age equaling 80 or more; or
3)	reaching age 60 or more with ten years of service.

Pension amounts are reduced 4% for each year that retirement benefits are received before age 60. Mr. Everitt, who retired during fiscal 2012, is the only NEO who participates in the Traditional Option.

Contemporary Option
Under the Contemporary Option, “Career Average Pay” replaces Final Average Pay in computing retirement benefits. Career Average Pay is calculated using salary plus STI (up to IRC limits). For participants electing the Contemporary Option, the transition to Career Average Pay includes salary and STI awards from 1992 until retirement. For salaried employees participating in this option, Deere makes enhanced contributions to the employee’s 401(k) retirement savings account.

The formula for calculating benefits under the qualified Contemporary Option is:

       Career Average Pay (up to IRC limits)

       x Years of Service

       x 1.5%

Eligibility to retire with unreduced benefits under the Contemporary Option occurs at age 67 for all employees hired on or after January 1, 1997. For employees hired before this date, the eligibility age for retiring with unreduced benefits is based on years of service as of January 1, 1997 and ranges from ages 60 to 67. Mr. Jenkins is the only NEO currently eligible to retire with unreduced benefits under the Contemporary Option.

For employees hired before January 1, 1997 who were not eligible to retire on January 1, 1997, and for employees hired on or after January 1, 1997, early retirement eligibility under the Contemporary Option is the earlier of:

1)	age 55 with ten or more years of service; or
2)	age 65 with five or more years of service.

Pension payments are reduced 4% for each year the employee is under the unreduced benefits age upon retirement. Messrs. Allen, Gilles, and Mack are the only NEOs currently eligible to retire early with reduced benefits under the Contemporary Option.

Supplementary Plan
The Supplementary Plan is an unfunded, nonqualified excess defined benefit plan that provides additional pension benefits in a comparable amount to those benefits that the participant would have received under the Salaried Plan in the absence of IRC limitations. Benefit payments for the Supplementary Plan are made from the assets of Deere.

The Supplementary Plan uses the same formula as the Salaried Plan to calculate the benefit payable, except that eligible earnings include only amounts above IRC qualified plan limits.

Supplemental Plan
The Supplemental Plan is an unfunded, nonqualified supplemental retirement plan for certain executives, including all NEOs. Benefit payments for the Supplemental Plan are made from the assets of Deere.

The formulas for calculating benefits under the Supplemental Plan for each pension option can be summarized as follows:

Contemporary Option
       Career Average Pay

       x Years of Service at grade 13 and above beginning January 1, 1997

       x 0.5%

Traditional Option
The Supplemental Plan benefit under the Traditional Option is derived by subtracting the value of the Traditional Option (Salaried Plan plus Supplementary Plan) from the value of the Contemporary Option (Salaried Plan, Supplementary Plan plus Supplemental Plan) had it been chosen. If this amount is positive, the NEO will receive this additional amount as a Supplemental Plan benefit.

Fiscal 2012 Pension Benefits Table

Name	Plan Name (1)	Assumed Retirement Age (2)	Number of Years of Credited Service (3)	Present Value of Accumulated Benefit (4)
Samuel R. Allen	Salaried Plan	63	37.4	$1,317,863
Contemporary Option	Supplementary Plan	63	37.4	$6,126,392
	Supplemental Plan	63	15.8	$1,018,225
	Total			$8,462,480
Rajesh Kalathur	Salaried Plan	65	15.4	$229,436
Contemporary Option	Supplementary Plan	65	15.4	$83,403
	Supplemental Plan	65	6.8	$50,178
	Total			$363,017
James M. Field	Salaried Plan	65	18.5	$345,670
Contemporary Option	Supplementary Plan	65	18.5	$642,052
	Supplemental Plan	65	13.7	$253,168
	Total			$1,240,890
David C. Everitt (Retired)	Salaried Plan	60	37.4	$2,104,755
Traditional Option	Supplementary Plan	60	37.4	$3,905,309
	Supplemental Plan	63	15.8	$1,161,268
	Total			$7,171,332
Jean H. Gilles	Salaried Plan	64	24.6	$784,521
Contemporary Option	Supplementary Plan	64	24.6	$2,212,390
	Supplemental Plan	64	15.8	$647,760
	Total			$3,644,671
James R. Jenkins	Salaried Plan	67	12.7	$493,932
Contemporary Option	Supplementary Plan	67	12.7	$1,923,191
	Supplemental Plan	67	12.7	$824,933
	Total			$3,242,056
Michael J. Mack Jr.	Salaried Plan	65	26.3	$681,202
Contemporary Option	Supplementary Plan	65	26.3	$1,695,719
	Supplemental Plan	65	15.8	$477,819
	Total			$2,854,740
(1)	Benefits are provided under the Salaried Plan, the Supplementary Plan, and the Supplemental Plan as described in the narrative preceding the table. A portion of Mr. Gilles’ benefits will be provided by certain German pension plans in which he participated during his period of employment at Deere’s European Office in Germany. Any benefits received from these German plans will offset benefits that would have otherwise been provided under the Salaried Plan. Mr. Gilles’ total pension benefits are calculated for all purposes as if he had been a participant in the U.S. pension plans his entire career.

(2)	The assumed retirement age is the earliest age at which the NEO could retire without any benefit reduction due to age or normal retirement age, if earlier. For Mr. Jenkins, this represents his current age. Mr. Everitt will receive a reduced benefit under the Supplemental Plan as a result of his effective retirement on July 31, 2013 at age 60. The assumed retirement age may vary depending on whether the NEO is covered by the Traditional Option or the Contemporary Option as explained in the narrative preceding the table.

(3)	Years and months of service credit under each plan as of October 31, 2012. The years of credited service are equal to years of eligible service with Deere for the Salaried and Supplementary Plan. Service credit under the Supplemental Plan is based on service as a grade 13 or above, beginning January 1, 1997.

(4)

The actuarial present value of the accumulated benefit is shown as of October 31, 2012, and is provided as a straight-life annuity for the qualified pension plan and a lump sum for nonqualified pension plan benefits. Pension benefits are not reduced for any social security benefits or other offset amounts that the NEO may receive. A portion of the benefit for Mr. Gilles will be provided under certain German pension plans as described in footnote (1) above.

The actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Actual benefit present values will vary from these estimates depending on many factors, including actual retirement age.

The following assumptions were used to calculate the present value of the accumulated benefit. References to the assumptions used in fiscal years 2010 and 2011 are included below since the change in the accumulated benefit between fiscal years is included in the Fiscal 2012 Summary Compensation Table under the column “Change in Pension Value:”

  Each of the NEOs continues as an executive until the earliest age at which he could retire without any benefit reduction due to age or normal retirement age, whichever is earlier, as defined in the Salaried Plan;
  Present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 3.75% for fiscal 2012, 4.35% for fiscal 2011, and 5.00% for fiscal 2010;
  Benefits subject to a lump sum distribution were determined using an interest rate of 2.88% for fiscal 2012, 3.18% for fiscal 2011, and 3.77% for fiscal 2010;
  The mortality table used for the qualified and non-qualified plans was the RP2019 table for fiscal 2012, RP2018 table for fiscal 2011, and the RP2017 table for fiscal 2010, in each case as published by the IRS; and
  Pensionable earnings are calculated for the most recently completed fiscal year using base pay as an estimate (assuming one base pay increase of 3.5% - 4.5% depending on age) with no future increase and the STI bonus at target. Pensionable earnings for prior years are calculated based on actual base pay and actual STI earned for prior years.

Nonqualified Deferred Compensation

The Fiscal 2012 Nonqualified Deferred Compensation Table below shows information about four programs:

1)	the John Deere Voluntary Deferred Compensation Plan (“Deferred Plan”), a nonqualified deferred compensation plan;

2)	the Deere & Company European Office Vorsorgeplan 2001 (“German Deferral Plan”), a voluntary deferral plan;

3)	the John Deere Defined Contribution Restoration Plan (“DCRP”), a nonqualified savings plan; and

4)	deferred RSUs.

Deferred Plan
Under the Deferred Plan, through fiscal 2008, NEOs could defer any component (in 5% increments up to 95%) of their cash compensation, which includes base salary, STI, and MTI. For deferrals elected after 2008, up to 70% of base salary could be deferred while STI and MTI awards could be deferred up to 95%. On the first day of each calendar quarter, the balance in each account under the Deferred Plan is credited with interest. For deferrals made through calendar 2009, interest is credited at the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2% as of the last day of the preceding quarter. For all of fiscal 2012, the rate credited on deferrals elected through calendar 2009 was 5.25%. For deferrals made after December 31, 2009, the deferred amounts earn interest based on the Moody’s “A” rated Corporate Bond Rate. During fiscal 2012, amounts deferred under the Deferred Plan were credited with interest at the following rates:

Earnings Under Deferred Plan
	Deferrals through calendar 2009	Deferrals after 2009
	Prime plus 2%	Moody’s “A” Corporate Bond Rate
November-11	5.25%	4.34%
February-12	5.25%	4.38%
May-12	5.25%	4.27%
August-12	5.25%	3.99%

An election to defer salary must be made prior to the beginning of the calendar year in which deferral occurs. An election to defer STI must be made prior to the beginning of the fiscal year upon which the award is based. An election to defer MTI must be made prior to the close of the fiscal year preceding the calendar year of payment. Participants may elect to receive the deferred funds in a lump sum or in equal annual installments not to exceed ten years. Distribution must be completed within ten years following retirement. All deferral elections and associated distribution schedules are irrevocable. This plan is unfunded and participant accounts are at-risk in the event of the Company’s bankruptcy.

German Deferral Plan
Mr. Gilles participated in the German Deferral Plan during his period of employment at Deere’s European Office in Germany. The German Deferral Plan was available to all salaried employees in Germany and permitted participants to defer up to 100% of their cash compensation, which included base salary, STI, and MTI. Interest on deferrals is determined on the basis of “transforming factors” specified in the plan documentation. Based on these factors, the notional interest rate credited during fiscal 2012 on amounts deferred by Mr. Gilles under the German Deferral Plan was 6.67%. All distributions are paid in a lump sum in the January following the year in which the participant retires or, if the participant retires prior to age 65, no later than the January following the year the participant turns 65.

DCRP
The DCRP is designed to allow executives participating in our Contemporary Option to defer employee contributions and receive employer matching contributions on up to 6% of eligible earnings that are otherwise limited by the IRC. For DCRP purposes, eligible earnings include base salary, STI, and commission compensation. None of the NEOs receive commission compensation. The 401(k) deferral percentage selected by the employee in place each October 31st is used during the following calendar year to calculate the DCRP employee contribution. This plan is unfunded and participant accounts are at-risk in the event of the Company’s bankruptcy.

Two investment options are available under the DCRP: the prime rate, as determined by the Federal Reserve Statistical Release for the prior month, plus 2%; or a rate of return based on the S&P 500 Index for the prior month. Participants may choose either investment option for any portion of their account. Participants can change investment options each calendar year. During fiscal 2012, the annualized rates of return under the two options were as follows:

Earnings Under DCRP Investment Options
	Prime plus 2%	S&P 500 Index
November-11	5.25%	34.09%
December-11	5.25%	19.08%
January-12	5.25%	16.55%
February-12	5.25%	55.26%
March-12	5.25%	47.90%
April-12	5.25%	32.61%
May-12	5.25%	-2.43%
June-12	5.25%	-39.09%
July-12	5.25%	-15.92%
August-12	5.25%	32.91%
September-12	5.25%	38.54%
October-12	5.25%	34.18%

Distribution options for participants eligible for retirement as of December 31, 2005 who made an election prior to December 31, 2005 consist of a single lump sum payment, a specified dollar amount each year, or decrementing withdrawals over a specified number of years. For all other participants, distribution options consist of a lump sum distribution one year following the date of separation, or, in the case of retirement, five annual installments, beginning one year following the retirement date.

Deferred RSUs
There are two scenarios under which deferred RSUs can appear in the Fiscal 2012 Nonqualified Deferred Compensation Table:

  RSUs are required to be held for a defined period of time after they vest three years from the grant date. The following tranches of RSUs that have vested but remain subject to mandatory restriction periods may appear in the Fiscal 2012 Nonqualified Deferred Compensation Table:
Grant Date	Date Vested	Restriction Period
December 2002	December 2005	Until retirement or no longer active employee
December 2007	December 2010	Until retirement or no longer active employee
December 2008	December 2011	Until retirement or no longer active employee
  For RSUs granted starting in December 2003, NEOs may elect deferral of settlement for a minimum of five years. If a deferral election is made, the RSUs will be settled in shares of Deere common stock five or more years after the originally scheduled conversion date.

The Deferred RSUs will not be settled in Deere common stock until either the election period or the restriction period expires.

Fiscal 2012 Nonqualified Deferred Compensation Table

Name	Plan	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals / Distributions (4)	Aggregate Balance at Last FYE (5)
Samuel R. Allen	DCRP Plan	$252,394	$364,084	$131,707	$—	$2,738,588
	Deferred RSUs	$—	$1,539,359	$520,005	$1,265,399	$3,911,101
	Total	$252,394	$1,903,443	$651,712	$1,265,399	$6,649,689
Rajesh Kalathur	DCRP Plan	$10,945	$19,866	$4,876	$—	$102,788
	Total	$10,945	$19,866	$4,876	$—	$102,788
James M. Field	DCRP Plan	$75,428	$110,642	$45,243	$—	$935,496
	Deferred RSUs	$—	$1,035,445	$231,966	$348,504	$1,704,699
	Total	$75,428	$1,146,087	$277,209	$348,504	$2,640,195
David C. Everitt	Deferred Plan	$—	$—	$87,148	$—	$1,714,777
(Retired)	Deferred RSUs	$—	$1,540,169	$1,373,160	$—	$11,876,587
	Total	$—	$1,540,169	$1,460,308	$—	$13,591,364
Jean H. Gilles	German
	Deferral Plan	$—	$—	$16,350	$—	$261,493
	DCRP Plan	$64,245	$94,380	$42,311	$—	$869,281
	Deferred RSUs	$—	$556,058	$137,160	$492,126	$949,922
	Total	$64,245	$650,438	$195,821	$492,126	$2,080,696
James R. Jenkins	DCRP Plan	$74,366	$108,840	$83,040	$—	$1,552,795
	Deferred RSUs	$—	$1,236,436	$466,123	$1,169,912	$3,535,934
	Total	$74,366	$1,345,276	$549,163	$1,169,912	$5,088,729
Michael J. Mack, Jr.	Deferred Plan	$—	$—	$84,168	$—	$1,656,141
	DCRP Plan	$82,318	$120,626	$192,262	$—	$1,402,261
	Deferred RSUs	$—	$1,267,001	$306,810	$922,208	$2,164,366
	Total	$82,318	$1,387,627	$583,240	$922,208	$5,222,768
(1)	The amounts in this column represent employee compensation deferrals that are included in the Fiscal 2012 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	The amounts in this column associated with the DCRP Plan represent Deere’s contributions during the fiscal year as included in the Fiscal 2012 Summary Compensation Table under the “All Other Compensation” column. The amounts in this column associated with Deferred RSUs represent RSUs that vested in the current fiscal year, but have not been converted into Deere common stock. The amounts are equal to those reported in the Fiscal 2012 Option Exercises and Stock Vested table under the column “Value Realized on Vesting.”

(3)	For rates of return on account balances under the Deferred Plan and DCRP, see the applicable earnings charts in the narrative preceding the Fiscal 2012 Nonqualified Deferred Compensation Table. The notional rate of return on amounts deferred by Mr. Gilles under the German Deferral Plan was 6.67%, as described in the narrative preceding the Fiscal 2012 Nonqualified Deferred Compensation Table. For the Deferred RSU accounts, the earnings represent the change in the intrinsic value of the RSUs. The above-market portions of the amounts shown in this column were reported in the Fiscal 2012 Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and are quantified in footnote (5) to that table.

(4)	Represents the settlement of RSUs that were granted in December 2006. For employees who did not choose to defer settlement beyond the minimum restriction period, as stated above, these RSUs became unrestricted on December 6, 2011. These RSUs were settled using a stock price of $78.14, which was the average of the high and low price for Deere common stock on that date.

(5)	Of the aggregate balance, the following amounts were reported as compensation to each respective NEO in the Summary Compensation Table in prior years: $2,518,924 (Allen); $768,580 (Field); $4,823,047 (Everitt); $1,623,708 (Jenkins); and $3,204,610 (Mack).

Fiscal 2012 Potential Payments upon Change in Control

The CIC Program includes a “double trigger” approach, under which participants will receive severance benefits only if both a change in control and qualifying termination occur. A “qualifying termination” is either:

  Deere’s termination of an executive’s employment within the six months preceding or within 24 months following a change in control for reasons other than termination for death, disability, or “cause” (defined as an executive’s willful and continued nonperformance of duties after written demand; willful conduct that is demonstrably and materially injurious to Deere; or illegal activity); or

  An executive’s termination of his or her own employment for “good reason” (defined as material reductions or alterations in an executive’s authorities, duties, or responsibilities; change in office location of at least 50 miles from current residence; material reductions in an executive’s participation in certain Deere compensation plans; or certain other breaches of the covenants in the CIC Program) within 24 months following a change in control.

The CIC Program defines the following as “change in control” events:

  any “person,” as defined in the Securities Exchange Act (with certain exceptions), acquires 30% or more of Deere’s voting securities;

  a majority of Deere’s directors are replaced without the approval of at least two-thirds of the existing directors or directors previously approved by the then-existing directors;

  any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or

  Deere is completely liquidated, or all, or substantially all, of Deere’s assets are sold or disposed.

Benefits provided under the CIC program and other benefit plans are described in the footnotes to the table. Although not reflected in the table, the CIC Program provides that Deere will pay the executive’s reasonable legal fees and expenses if the executive must enforce the program terms. Under the CIC Program, the executives agree: (a) not to disclose or to use for their own purposes confidential and proprietary Deere information; and (b) for a period of two years following termination of employment, not to induce Deere employees to leave Deere, or to interfere with Deere’s business.

In addition, the Omnibus Plan and the Deferred Plan each contain change in control provisions that may trigger payments under these plans. Under the Omnibus Plan, unless the Board determines otherwise, and regardless of whether the employee was terminated or not, all then-outstanding equity awards that were granted before February 24, 2010, would vest and restriction periods would end upon a change in control. All outstanding RSUs would be cashed out as of the date of the change in control and the employee would have the right to exercise all outstanding options. Such potential payments are disclosed in the table below adjacent to “Change in Control only.” For awards made under the Omnibus Plan on and after February 24, 2010, the foregoing provisions will apply only if there is both a change in control and the employee experiences a qualifying termination. The MTI plan provides for payment upon a change in control based on actual performance results to date for all performance periods then in progress. Under the Deferred Plan, in the event of certain changes in control, the Committee may elect to terminate the plan within 12 months following the change in control and distribute all account balances, or the Committee may decide to keep the Deferred Plan in effect and modify the Deferred Plan to reflect the impact of the change in control.

The following table includes estimated potential payments that would have been due to each NEO if a change in control event had occurred and, if applicable, the NEO experienced a qualifying termination, as of October 31, 2012. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount each NEO would receive if a change in control occurred. As explained in the footnotes, the payments listed represent the incremental amounts due to NEOs beyond what the NEOs would have received without the change in control. Not included in this table are the following payments to which the NEOs are already entitled and which are reported in previous sections of this Proxy Statement:

  amounts already earned under the STI and MTI plans as of October 31, 2012 (reported in the Fiscal 2012 Summary Compensation Table);
  the exercise of outstanding vested options (reported in Outstanding Equity Awards at Fiscal 2012 Year-End); and
  distribution of nonqualified deferred compensation (reported in the Fiscal 2012 Nonqualified Deferred Compensation Table).

Since Mr. Everitt ceased to be an active employee as of September 30, 2012, he is not eligible for any potential payments under the CIC Program and is not listed in this table.

Name	Salary (1)	STI (2)	MTI (3)	Stock Awards (4)	Stock Options (5)	Welfare Benefits (6)	Defined Contribution Plans (7)	Total Payments
Samuel R. Allen
~Change in Control only	$—	$—	$5,171,541	$—	$—	$—	$—	$5,171,541
~Change in Control and
Qualifying Termination	$4,082,400	$5,071,500	$5,171,541	$7,567,592	$—	$32,412	$1,165,752	$23,091,197
Rajesh Kalathur
~Change in Control only	$—	$—	$1,517,192	$—	$133,092	$—	$—	$1,650,284
~Change in Control and
Qualifying Termination	$1,299,198	$589,964	$1,517,192	$—	$246,174	$35,934	$147,660	$3,836,121
James M. Field
~Change in Control only	$—	$—	$1,517,192	$484,274	$618,363	$—	$—	$2,619,829
~Change in Control and
Qualifying Termination	$1,764,576	$1,495,080	$1,517,192	$2,801,321	$972,033	$37,191	$405,426	$8,992,819
Jean H. Gilles
~Change in Control only	$—	$—	$1,517,192	$—	$—	$—	$—	$1,517,192
~Change in Control and
Qualifying Termination	$1,568,952	$1,327,318	$1,517,192	$1,318,339	$—	$36,750	$413,315	$6,181,866
James R. Jenkins
~Change in Control only	$—	$—	$1,517,192	$—	$—	$—	$—	$1,517,192
~Change in Control and
Qualifying Termination	$1,694,556	$1,440,373	$1,517,192	$1,348,414	$—	$27,025	$400,020	$6,427,580
Michael J. Mack, Jr.
~Change in Control only	$—	$—	$1,517,192	$—	$—	$—	$—	$1,517,192
~Change in Control and
Qualifying Termination	$1,878,156	$1,592,557	$1,517,192	$1,348,414	$—	$37,447	$435,378	$6,809,144

(1)	In the event of a change in control and qualifying termination, the CIC Program provides for a lump sum payment of three times the annual base salary.

(2)	In the event of a change in control and qualifying termination, the CIC Program provides for a lump sum payment of three times the target STI bonus amount for the fiscal year in which the termination occurs. In addition, the NEO is entitled to a prorated STI award for the current year. Since the change in control calculations in this table are made as of the end of the fiscal year, the prorated award for the current year is equal to the STI earned for the current fiscal year as reported in the Fiscal 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table.

(3)	The MTI plan contains a change in control provision that entitles participants, as of the date of a change in control, to a lump sum MTI payment based on actual performance results to date for all performance periods then in progress. The payout for the four-year performance period ending October 31, 2012 is reported in the Fiscal 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table. For each of the NEOs, the amount shown in this table represents the payout for the two remaining performance periods.

(4)

In the event of a change in control only:

  For unvested RSUs awarded prior to February 2010, the vesting and restriction requirements no longer apply and, to the extent determined by the Committee, the awards are cashed out;
  For unvested RSUs awarded after February 2010, vesting does not accelerate; and
  For unvested PSUs, vesting does not accelerate.

In the event of a change in control and qualifying termination:

  For unvested RSUs, the vesting and restriction requirements no longer apply and, to the extent determined by the Committee, the awards are cashed out; and
  For unvested PSUs, the vesting and restriction requirements no longer apply and the awards are cashed out at a target award level.

For purposes of the table, all PSUs and RSUs that are assumed to vest are valued based on the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44. Since Messrs. Allen, Gilles, Jenkins, and Mack are eligible for retirement and RSUs will continue to vest over the three-year period regardless of whether or not they continue to provide services, there is no incremental benefit of the accelerated vesting for these individuals. Vested RSUs are not included since they have been earned and are included on the Fiscal 2012 Nonqualified Deferred Compensation Table. Unvested RSUs are included in the Outstanding Equity Awards at Fiscal 2012 Year-End table.

(5)	In the event of a change in control only:

  All outstanding stock options awarded prior to February 2010 vest and can be exercised immediately; and
  All outstanding stock options awarded after February 2010 will continue to vest over the three-year period, subject to employment conditions.

In the event of a change in control and qualifying termination:

  All outstanding stock options vest and can be exercised immediately.

Since Messrs. Allen, Gilles, Jenkins, and Mack are eligible for retirement, and stock options vest immediately upon retirement, there is no incremental benefit of the accelerated vesting for these individuals. For Messrs. Kalathur and Field, who are not eligible for retirement, the amount represents the number of outstanding, unexercisable options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44, and the option exercise prices. These amounts are included in the Outstanding Equity Awards at Fiscal 2012 Year-End table.

(6)	In the event of a change in control and qualifying termination, the CIC Program provides for continuation of health care, life, accidental death and dismemberment, and disability insurance for three full years at the same premium cost and coverage. This benefit will be discontinued if the NEO receives similar benefits from a subsequent employer during this three-year period.

(7)	In the event of a change in control and qualifying termination, the CIC Program includes cash payment equal to three times Deere’s contributions on behalf of each of the NEOs under our defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately preceding the change in control). The amount reported for Mr. Gilles also includes the amount by which the value of his account balance under the German Deferral Plan would have increased had he remained employed for an additional three years following a change in control and his qualifying termination.

Fiscal 2012 Potential Payments Upon Termination of Employment Other than Following a Change in Control

The following table summarizes the estimated payments to be made to NEOs under our plans or established practices in the event of termination of employment for death, disability, retirement, termination without cause, termination for cause, and voluntary separation. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount NEOs would receive in the event of an eligible termination.

The amounts shown assume the termination event occurred on, and the NEO was actively employed until, October 31, 2012.

Name	Salary (1)	STI (2)	MTI (3)	Stock Awards (4)	Stock Options (5)	Deferred Compensation (6)	Present Value of Accumulated Pension Benefit (7)	Total Payments
Samuel R. Allen
Death	$—	$3,225,744	$3,049,200	$22,657,236	$16,099,843	$2,738,588	$5,889,750	$53,660,361
Disability	$5,523,064	$3,225,744	$3,049,200	$22,785,566	$16,099,843	$2,738,588	$10,732,971	$64,154,976
Retirement	$—	$3,225,744	$3,049,200	$22,785,566	$16,099,843	$2,738,588	$10,669,775	$58,568,716
Termination Without Cause	$1,360,800	$3,225,744	$3,049,200	$3,911,101	$—	$2,738,588	$10,669,775	$24,955,208
Termination For Cause	$—	$3,225,744	$3,049,200	$3,911,101	$—	$2,738,588	$10,669,775	$23,594,408
Voluntary Separation (8)
Rajesh Kalathur
Death	$—	$375,247	$110,698	$—	$2,119,406	$102,788	$236,341	$2,944,480
Disability	$760,158	$375,247	$110,698	$—	$2,119,406	$102,788	$1,060,494	$4,528,791
Retirement (9)
Termination Without Cause	$433,066	$375,247	$110,698	$—	$—	$102,788	$432,701	$1,454,500
Termination For Cause	$—	$375,247	$110,698	$—	$—	$102,788	$432,701	$1,021,434
Voluntary Separation	$—	$375,247	$110,698	$—	$—	$102,788	$432,701	$1,021,434
James M. Field
Death	$—	$950,930	$1,051,296	$5,282,157	$5,561,181	$935,496	$772,029	$14,553,089
Disability	$2,138,682	$950,930	$1,051,296	$5,309,071	$5,561,181	$935,496	$2,764,506	$18,711,162
Retirement (9)
Termination Without Cause	$588,192	$950,930	$1,051,296	$1,704,699	$—	$935,496	$1,407,468	$6,638,081
Termination For Cause	$—	$950,930	$1,051,296	$1,704,699	$—	$935,496	$1,407,468	$6,049,889
Voluntary Separation	$—	$950,930	$1,051,296	$1,704,699	$—	$935,496	$1,407,468	$6,049,889
David C. Everitt (Retired)
Retirement (10)	$—	$1,090,330	$1,051,296	$15,480,361	$4,554,106	$1,714,777	$7,044,341	$30,935,211
Jean H Gilles
Death	$—	$844,227	$1,051,296	$4,240,045	$3,059,780	$1,206,191	$2,457,328	$12,858,867
Disability	$1,830,841	$844,227	$1,051,296	$4,263,969	$3,059,780	$1,130,774	$5,314,252	$17,495,139
Retirement	$—	$844,227	$1,051,296	$4,263,969	$3,059,780	$1,130,774	$4,466,862	$14,816,908
Termination Without Cause	$522,984	$844,227	$1,051,296	$949,922	$—	$1,130,774	$4,466,862	$8,966,065
Termination For Cause	$—	$844,227	$1,051,296	$949,922	$—	$1,130,774	$4,466,862	$8,443,081
Voluntary Separation (8)
James R. Jenkins
Death	$—	$916,133	$1,051,296	$6,971,477	$3,883,078	$1,552,795	$1,941,729	$16,316,508
Disability	$—	$916,133	$1,051,296	$7,000,185	$3,883,078	$1,552,795	$2,460,122	$16,863,609
Retirement	$—	$916,133	$1,051,296	$7,000,185	$3,883,078	$1,552,795	$3,498,781	$17,902,268
Termination Without Cause	$564,852	$916,133	$1,051,296	$3,535,934	$—	$1,552,795	$3,498,781	$11,119,791
Termination For Cause	$—	$916,133	$1,051,296	$3,535,934	$—	$1,552,795	$3,498,781	$10,554,939
Voluntary Separation (8)
Michael J. Mack, Jr.
Death	$—	$1,012,928	$1,051,296	$5,636,989	$3,293,008	$3,058,402	$1,930,002	$15,982,625
Disability	$2,319,835	$1,012,928	$1,051,296	$5,667,833	$3,293,008	$3,058,402	$4,303,669	$20,706,971
Retirement	$—	$1,012,928	$1,051,296	$5,667,833	$3,293,008	$3,058,402	$3,505,389	$17,588,856
Termination Without Cause	$626,052	$1,012,928	$1,051,296	$2,164,366	$—	$3,058,402	$3,505,389	$11,418,433
Termination For Cause	$—	$1,012,928	$1,051,296	$2,164,366	$—	$3,058,402	$3,505,389	$10,792,381
Voluntary Separation (8)

(1)	The NEOs do not have employment agreements. However, we have severance guidelines that provide compensation if termination is initiated by Deere for reasons other than cause. Our severance guidelines provide for payment of one-half month of salary for each complete year of employment, up to a maximum of one year’s salary. We may elect to pay severance in either a lump sum or via salary continuance, unless the amount of severance exceeds two times the applicable limit under Section 401(a)(17) of the IRC, in which case severance will be paid in a lump sum.

Under our Long-Term Disability Plan, if disabled before age 64, NEOs receive monthly benefits until age 65 equal to 60% of their salary plus the average of the three STI awards received immediately prior to the start of disability. The amount shown for disability represents the present value of the monthly benefit from the time of the disability, assumed to be October 31, 2012, until the time the NEO attains age 65.

(2)	Under all termination events, the amount of STI earned for the fiscal year ended October 31, 2012 would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(3)	Under all termination events, the amount of MTI earned for the performance period ending on October 31, 2012 would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(4)	In the event of death, a prorated number of RSUs awarded in fiscal year 2010 will vest based on the number of months lapsed since the grant date; the remaining unvested RSUs will be forfeited. RSUs awarded in fiscal years 2011 and 2012 will vest on the date of separation from service. For RSUs awarded in fiscal year 2010 and prior, restrictions will lapse in the January following death. For RSUs awarded in fiscal years 2011 and 2012, restrictions will lapse on the first business day in the later of January or July following separation from service. Upon lapse of the applicable restrictions, the vested RSUs will be converted to shares of common stock. For RSUs and PSUs awarded after February 2010, NEOs retain 1/12th of the RSUs and PSUs awarded during the year for each month the NEO remains active. The remaining units are forfeited. The PSUs that are not forfeited convert to shares at the end of the three-year performance period based on the performance metrics.

In the event of disability or retirement, RSUs awarded in fiscal year 2010 and prior will convert to shares upon vesting. For RSUs awarded in fiscal years 2011 and 2012, restrictions will lapse and the RSUs will be converted to shares on the first business day in the later of January or July following separation from service. For RSUs and PSUs awarded after February 2010, NEOs retain 1/12th of the RSUs and PSUs awarded during the year for each month the NEO remains active. The remaining units are forfeited. The PSUs that are not forfeited convert to shares at the end of the three-year performance period based on the performance metrics.

In the event of termination with or without cause or voluntary separation, any vested RSUs will be cashed out. All unvested PSUs and RSUs will be forfeited. The amounts shown in the table correspond to vested RSUs (including RSUs that vest as a result of the termination of employment).

The value of PSUs for each outstanding tranche represents actual achievement relative to the S&P Industrial Sector assuming truncated performance measurement periods. The final number of shares earned, if any, will be based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector at the end of the applicable performance period.

PSU Grant Date	December 8, 2010	December 14, 2011
Truncated performance period	11/1/2010 – 10/31/2012	11/1/2011 – 10/31/2012
Actual performance period ending
date	10/31/2013	10/31/2014
Payout of target number of shares
based on revenue growth	200%	200%
Payout of target number of shares
based on TSR	100%	124%
All amounts shown in the table are based on the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44.

(5)	In the event of death, disability, or retirement, all outstanding stock options vest immediately. In the case of death, the heirs have one year to exercise options. In the case of disability or retirement, options expire within five years. For option grants to NEOs during or after fiscal 2012, in the year of retirement, an executive earns 1/12th of the stock options awarded during the year for each month the employee remains active. The remaining options are forfeited. The amount shown in this table represents the number of stock options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2012, which was $85.44, and the option exercise price. These outstanding stock options are reported in the Outstanding Equity Awards at Fiscal 2012 Year-End table. In the event of a termination other than for death, disability, or retirement, all outstanding stock options are forfeited.

(6)	In all cases, balances held in the U.S. nonqualified deferred compensation plans and the German Deferral Plan are payable to the employee. These amounts are reported in the Fiscal 2012 Nonqualified Deferred Compensation Table under Deferred Plan, German Deferral Plan, and DCRP. Under the German Deferral Plan, the amount payable in the event of death differs from the amount payable under the other scenarios based on the application of the “transforming factors” specified in the plan documentation. The Deferred RSUs reported in the Fiscal 2012 Nonqualified Deferred Compensation Table are reported in this table under the column “Stock Awards.”

(7)	The present value of the accumulated pension benefit was calculated using the following assumptions:
  present value amounts were determined based on a discount rate of 3.75%;
  lump sum distribution amounts were determined using an interest rate of 2.88% for the Supplementary and Supplemental Plans;
  the mortality table used for the Salaried Plan was RP2019 except for the Disability scenario for which the RP2000 Disabled Retiree mortality table was used;
  the mortality table used for the Supplementary and Supplemental Plans was RP2019; and
  pensionable earnings earned were based on actual base salary paid and forecasted STI awards for fiscal 2012.

Following are additional explanations related to the various scenarios:

  Death: This amount represents the present value of the accrued survivor benefit as of October 31, 2012.
  Disability: This amount assumes service through age 65 and includes service credit for time on long-term disability.
  Retirement: For the NEOs eligible to retire, this amount represents the present value of the accrued benefits if they were to retire as of October 31, 2012.

  Termination Without Cause, Termination For Cause, and Voluntary Separation: This amount represents the present value of the accrued benefit as of October 31, 2012.
(8)	Since Messrs. Allen, Gilles, Jenkins, and Mack are eligible for early retirement, the scenario for Voluntary Separation is not applicable. Under this scenario, these NEOs would retire.

(9)	Since Messrs. Kalathur and Field are not eligible for normal or early retirement, this scenario is not applicable.

(10)	Since Mr. Everitt was no longer serving as an executive officer at the end of fiscal 2012, only this scenario is applicable.

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of October 31, 2012:

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by
Security Holders	18,548,551	(1)	$ 56.78	13,660,022	(2)

Equity Compensation Plans Not Approved by
Security Holders	-0-		—	-0-	(3)
Total	18,548,551		$ 56.78	13,660,022
(1)	This amount includes 1,005,624 PSUs and RSUs awarded under the Omnibus Plan and 94,133 RSUs awarded under the Nonemployee Director Stock Ownership Plan. Under the Omnibus Plan, the PSUs are payable only in stock after the three-year performance period is ended and the RSUs are payable only in stock either five years after the award is granted or upon retirement. Under the Nonemployee Director Stock Ownership Plan, RSUs are payable only in stock upon retirement. The weighted-average exercise price information in column (b) does not include these units.

(2)	This amount includes 483,379 shares available under the Nonemployee Director Stock Ownership Plan for future awards of restricted stock or RSUs and 13,176,643 shares available under the Omnibus Plan. Under the Omnibus Plan, Deere may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of such plan as determined by the Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(3)	Deere currently has no equity compensation plans that are not approved by stockholders.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Next year’s annual meeting of stockholders will be held on February 26, 2014. If you intend to present a proposal at next year’s annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Corporate Secretary at the address below. The Secretary must receive this proposal no later than September 16, 2013.

If you would like to present a proposal at next year’s annual meeting or if you would like to nominate one or more directors without inclusion in the proxy statement, you must provide written notice to the Corporate Secretary at the address below. The Secretary must receive this notice not earlier than October 30, 2013, and not later than November 29, 2013. Nominations of directors may be made at the annual meeting of stockholders only by or at the direction of or authorization by the Board (or any authorized committee of the Board), or by any stockholder entitled to vote at the meeting who complies with the above described notice procedure.

Notice of a proposal must include for each matter: (1) a brief description of the business to be brought before the meeting; (2) the reasons for bringing the matter before the meeting; (3) your name and address; (4) the class and number of Deere’s shares owned beneficially or of record by you; (5) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (6) any material interest you may have in the proposal; and (7) any other information related to you as required to be disclosed in connection with the solicitation of proxies with respect to such business under federal securities laws, as amended from time to time.

Notice of a nomination must include: (1) your name and address; (2) the name, age, business address, residence address, and principal occupation of the nominee; (3) the class, series, and number of Deere’s shares owned beneficially or of record by you and the nominee; (4) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (5) a description of all agreements or arrangements between you and the nominee regarding the nomination; (6) the nominee’s consent to be elected and to serve; and (7) any other information related to you as is required to be disclosed in the solicitation of proxies for election of directors under federal securities laws, as amended from time to time. We may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

Directors of Deere must tender their resignation from the Board upon any material change in their occupation, career, or principal business activity, including retirement. Directors must retire from the Board upon the first annual meeting of stockholders following their 72nd birthday.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

Corporate Secretary
Deere & Company
One John Deere Place
Moline, Illinois 61265-8098

The Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

COST OF SOLICITATION

The Company pays for the Annual Meeting and the solicitation of proxies. In addition to soliciting proxies by mail, the Company has made arrangements with brokers, banks, and other holders of record to send proxy materials to you, and the Company will reimburse them for their expenses in doing so.

We have retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers, and certain other employees of Deere may solicit proxies personally or by telephone, fax, or e-mail. They will not receive special compensation for these services.

For the Board of Directors,

Moline, Illinois	GREGORY R. NOE
January 14, 2013	Secretary

APPENDIX A

JOHN DEERE MID-TERM INCENTIVE PLAN
(As Amended February 27, 2013)

Section 1. Establishment and Purpose

1.1 Establishment of the Plan.

       Deere & Company, a Delaware corporation (the “Company”), hereby establishes a mid-term incentive compensation plan to be known as the “John Deere Mid-Term Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the awarding of cash bonuses to Employees of the Company, based on the achievement of preestablished performance goals over a performance period longer than one fiscal year.

       Upon approval by the Board of Directors of the Company, subject to approval by the shareholders, the Plan shall become effective as of November 1, 2002 (the “Effective Date”) and shall remain in effect until terminated by the Board or Committee as provided by Section 13 herein.

1.2 Purpose.

       The purpose of the Plan is to provide Participants with a meaningful mid-term incentive opportunity geared toward the achievement of specific performance goals.

Section 2. Definitions

       Whenever used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided) and, when the defined meaning is intended, the term is capitalized.

(a)	“Award Opportunity” means the incentive award payouts which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 herein.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(d)

“Committee” means a committee of two (2) or more individuals appointed by the Board to administer the Plan pursuant to Section 3 herein who are not current or former officers or employees of the Company, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, and who are independent directors pursuant to New York Stock Exchange rules.

(e)	“Company” means Deere & Company, a Delaware corporation (including any and all subsidiaries), and any successor thereto.

(f)	“Corporate” means Deere & Company and its subsidiaries.

(g)	“Disability” shall have the meaning ascribed to such term in applicable disability or retirement plans of the Company.

(h)	“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

(i)	“Employee” means a full-time or part-time salaried employee of the Company.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(k)	“Executive Officers” means any executive officers designated by the Committee for purposes of qualifying payouts under the Plan for exemption from Section 162(m) of the Code.

(l)	“Final Award” means the actual award earned during a Performance Period by a Participant, as determined by the Committee at the end of the Performance Period.

(m)	“Non-corporate” means a specified segment of Deere & Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(n)	“Participant” means an Employee who is actively participating in the Plan.

(o)	“Performance Period” means the period of time designated as such by the Committee.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(q)	“Plan” means the John Deere Mid-Term Incentive Plan.

(r)	“Recoupment Policy” means the Company’s Executive Incentive Award Recoupment Policy, as amended from time to time, or any successor policy thereto.

(s)	“Retirement” shall have the meaning ascribed to such term in the John Deere Pension Plan for Salaried Employees, or any successor plan thereto, or in the other applicable retirement plan(s) of the Company.

Section 3. Administration

       The Plan shall be administered by the Committee. The Committee may delegate to the Company responsibility for day-to-day administration of the Plan, following administrative guidelines approved from time to time by the Committee.

       Subject to the limitations of the Plan, the Committee shall: (i) select from the Employees of the Company those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties. The inadvertent failure of any member of the Committee to meet the qualification requirements of an “outside director” under Section 162(m) of the Code shall not invalidate or otherwise impair any actions taken or awards granted by the Committee.

Section 4. Eligibility and Participation

4.1 Eligibility.

       All Employees (as defined in Section 2 herein) who are actively employed by the Company in any Performance Period shall be eligible to participate in the Plan for such Performance Period, subject to the limitations of Section 7 herein.

4.2 Participation.

       Participation in the Plan shall be determined each Performance Period from among Employees of the Company, as determined by the Committee. Employees who are eligible to participate in the Plan shall be so notified in writing, and shall be apprised of the performance goals and related Award Opportunities for the relevant Performance Period, as soon as is practicable.

4.3 No Right to Participate.

       No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, despite having previously participated in the Plan.

Section 5. Award Determination

5.1 Performance Goals.

       Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish performance goals for that Performance Period. Except as provided in Section 11, the goals may be based on any combination of Corporate, Non-corporate, and individual performance. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Performance Period will determine the Final Award amounts. Except as provided in Section 11, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

       The Committee also may establish one (1) or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Performance Period.

5.2 Award Opportunities.

       Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. The established Award Opportunity shall vary in relation to the job classification of each Participant. Except as provided in Section 11, in the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may be, but is not required to be, adjusted to reflect the amount of time at each job level during the Performance Period.

5.3 Adjustment of Performance Goals.

       Except as provided in Section 11, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Performance Period if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, have unduly influenced the Company’s ability to meet them, have materially affected the Company’s or its divisions’ ability to pay the Awards or if the adjustments are due to the Company significantly changing the basis of its financial reporting due to the Company adopting during the Performance Period new accounting standards or International Financial Reporting Standards.

5.4 Final Award Determinations.

       At the end of each Performance Period, Final Awards shall be computed for each Participant as determined by the Committee. Except as provided in Section 11, each individual award shall be based upon (i) the Participant’s Award Opportunity, (ii) Corporate and Non-corporate performance, and (iii) individual performance (if applicable).

5.5 Limitations.

       The amount payable to a Participant for any Performance Period shall not exceed $4,500,000.

Section 6. Payment of Final Awards

6.1 Form and Timing of Payment.

       Final Award payments shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the relevant Performance Period.

6.2 Payment of Partial Awards.

       In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Performance Period, the Committee may, in its sole discretion, pay a full or partial Final Award, determined in accordance with Section 5.4 herein. Any such full or partial Final Award shall be evidenced in writing, and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Performance Period to which it relates.

6.3 Unsecured Interest.

       No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.4 Repayment of Final Awards.

       Final Awards paid under the Plan shall be subject to the terms of the Company’s Recoupment Policy. The Company shall have the right to recover Final Awards paid under the Plan pursuant to the terms of the Recoupment Policy.

Section 7. Termination of Employment

7.1 Termination of Employment Due to Death, Disability, Retirement, or Transfer to Business Unit Not Included in the Plan.

       Unless the Committee establishes otherwise at the time of establishing an Award Opportunity, in the event that during the final six calendar months of a Performance Period the employment of the Participant for whom such Award Opportunity was established is terminated by reason of death, Disability, Retirement, or transfer to a business unit not included in the Plan, the Final Award, determined in accordance with Section 5.4 herein, for such Performance Period shall be paid. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines the definition of Disability to have been satisfied.

       Final Award payments thus determined shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the Performance Period(s) to which they relate.

7.2 Termination of Employment for Other Reasons.

       Unless the Committee establishes otherwise at the time of establishing an Award Opportunity, in the event the employment of the Participant for whom such Award Opportunity was established is terminated for any reason other than death, Disability, Retirement, or transfer to a business unit not included in the Plan each during the final thirteen calendar months of a Performance Period, all of the Participant’s rights to a Final Award for the Performance Period(s) then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial Final Award for the portion of any

Performance Period that the Participant was employed by the Company, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing, and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Performance Period to which it relates.

7.3 Committee Determinations.

       In the event of a Participant’s termination of employment, the Committee shall be the sole judge of whether Section 7.1 or Section 7.2 applies to any given Award Opportunity that has been established for such Participant with respect to any Performance Period that is in progress at the time of the Participant’s termination of employment.

Section 8. Rights of Participants

8.1 Employment.

       Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2 Nontransferability.

       No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Section 9. Beneficiary Designation

       Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when delivered by the Participant in writing to the designated division of the Company for such purpose during the Participant’s lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(b)	Participant’s children (including children by adoption);

(c)	Participant’s parents (including parents by adoption); or

(d)	Participant’s executor or administrator.

       Payments of benefits, in accordance with Section 7.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one (1) member, benefit payments shall be made in equal shares among members of that class.

Section 10. Deferrals

       The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant at the end of a Performance Period. Any such deferral shall be made on terms and conditions established by the Committee from time to time and intended to comply, to the extent applicable, with the requirements of Section 409A of the Code.

Section 11. Executive Officers

11.1 Applicability of Section 11.

       The provisions of this Section 11 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 11 and the other Plan provisions, the provisions of this Section 11 shall control.

11.2 Award Determination.

       Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish performance goals for that Performance Period. Performance measures to be used shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) total stockholder return; (b) growth in revenues, sales, settlements, market share, customer conversion, net income, operating income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders’ equity; (e) economic value added; (f) improvements in costs and/or expenses; or (g) shareholder value added. The Committee may select among the performance measures specified from Performance Period to Performance Period which need not be the same for each Executive Officer in a given Performance Period or in a given year within a Performance Period.

       Prior to or as soon as practicable after the beginning of the final fiscal year of each Performance Period, or by any earlier deadline that may be required under Section 162(m) of the Code, the Committee shall establish the Award Opportunity for each Executive Officer.

       At the end of the Performance Period and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Award Opportunity, and (ii) Corporate and Non-corporate (if applicable) performance.

11.3 Non-adjustment of Performance Goals.

       Once established, performance goals shall not be changed during the Performance Period. Participants shall not receive any payout when the Company or Non-corporate segment (if applicable) does not achieve at least minimum performance goals.

11.4 Individual Performance and Discretionary Adjustments.

       Individual performance shall not be reflected in the Final Award. However, the Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

11.5 Possible Modification.

       If, on advice of the Company’s tax counsel, the Committee determines that Section 162(m) of the Code and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Sections 5.1, 5.2, 5.3, or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 11, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 11.

Section 12. Change in Control

12.1 Change in Control.

       In the event that a Change in Control of the Company, as defined in Section 12.2 below, occurs, a Participant who is an Employee as of the date of the Change in Control shall be entitled to, for the Performance Period(s) then in progress in which the Change in Control occurs for which the Employee is a Participant (without regard to any requirement of being an Employee at a later time during the Performance Period), an award determined using (i) the Participant’s Award Opportunities (without any proration of the award opportunities or performance goals for any shortened period created by a Change in Control) and (ii) actual Corporate, Non-corporate, and individual results to the date of the Change in Control.

       Awards under this Section 12.1 shall be payable in cash to the Participant on or before the March 15 following the end of the calendar year in which the Change in Control occurs.

12.2 Definition of a Change in Control.

       For purposes of Section 12.1, a “Change in Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Company or a subsidiary, any employee benefit plan of the Company including its trustee, or any corporation or similar entity which becomes the Beneficial Owner of securities of the Company in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned or any securities acquired directly from the Company) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) there shall cease to be a majority of the Board comprised as follows: individuals who upon approval of the Plan by the stockholders constitute the Board and any new director(s) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the time of approval of the Plan by the stockholders or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) there is consummated a merger, consolidation or similar business combination transaction of the Company (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Company) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Section 13. Amendment and Modification

       The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the approval of the stockholders of the Company, to the extent required by law or agreement or for any amendment which would require stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code, (i) modify the requirements as to eligibility for participation in the Plan, (ii) materially increase the benefits accruing to the Participants under the Plan, or (iii) modify the performance measures as set forth in Section 11.2 hereof. No such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), materially and adversely affect the rights of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution of a Final Award determined by the Committee hereunder to which he or she is otherwise entitled.

Section 14. Miscellaneous

14.1 Governing Law.

       The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

14.2 Withholding Taxes.

       The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.

14.3 Section 409A.

       All payments under this Plan are intended to be exempt from the application of Section 409A of the Code as “short-term deferrals” within the meaning of Section 409A of the Code, and the Plan shall be interpreted and administered consistent with such intent. If, notwithstanding the preceding sentence, any payment under the Plan is considered to provide for a deferral of compensation subject to Section 409A of the Code, then any provision of the Plan that contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or that could cause a Participant to recognize income for United States federal tax purposes in respect of any payment under the Plan prior to the time of payment, or to be subject to any tax or interest under Section 409A of the Code, may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a payment that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

14.4 Gender and Number.

       Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.5 Severability.

       In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.6 Costs of the Plan.

       All costs of implementing and administering the Plan shall be borne by the Company.

14.7 Successors.

       All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

APPENDIX B

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS OF DEERE & COMPANY CORPORATE GOVERNANCE POLICIES

NYSE Standards of Independence

A director may not be considered independent if the director does not meet the criteria for independence established by the New York Stock Exchange (NYSE) and applicable law. A director is considered independent under the NYSE criteria if the board finds that the director has no material relationship with the Company. Under the NYSE rules, a director will not be considered independent if, within the past three years:

  the director has been employed by Deere, either directly or through a personal or professional services agreement;
  an immediate family member of the director was employed by Deere as an executive officer;
  the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as an interim chairman or CEO and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
  an immediate family member of the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as a non-executive employee and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
  the director was affiliated with or employed by Deere’s independent auditor;
  an immediate family member of the director was a partner of Deere’s independent auditor, or was affiliated with or employed in a professional capacity by Deere’s independent auditor and personally worked on Deere’s audit;
  a Deere executive officer has served on the compensation committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer; or
  the director is employed, or an immediate family member of a director is employed, as an executive officer of another company and the annual payments to or received from Deere exceed in any single fiscal year the greater of $1 million or 2% of such other company’s consolidated gross annual revenues.

Categorical Standards of Independence

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by Deere to a business employing, or 10% or more owned by, a director or an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

  if a director (or an immediate family member of the director) is an officer of another company that does business with Deere and the annual sales to, or purchases from Deere during such company’s preceding fiscal year are less than one percent of the gross annual revenues of such company;

B-1

  if a director is a partner of or of counsel to a law firm, the director (or an immediate family member of the director) does not personally perform any legal services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year does not exceed $100,000; and
  if a director is a partner, officer, or employee of an investment bank or consulting firm, the director (or an immediate family member of the director) does not personally perform any investment banking or consulting services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year does not exceed $100,000.

For purposes of these standards, “Deere” shall mean Deere & Company and its direct and indirect subsidiaries, and “immediate family member” shall have the meaning set forth in the NYSE independence rules, as may be amended from time to time.

Relationships with Not-for-Profit Entities. A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives from Deere or its foundation during any of the prior three fiscal years contributions in an amount not exceeding the greater of $1 million or two percent of the not-for profit organization’s aggregate annual charitable receipts during the entity’s fiscal year. (Any automatic matching of employee charitable contributions by Deere or its foundation is not included in Deere’s contributions for this purpose.) All contributions by Deere in excess of $100,000 to not-for-profit entities with which the director is affiliated shall be reported to the Corporate Governance Committee and may be considered in making independence determinations.

B-2

APPENDIX C

DEERE & COMPANY

RECONCILIATION OF NON-GAAP MEASURES

Short-Term Incentive:

As described in the CD&A under “Short-Term Incentive (“STI”),” Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) are the metrics used to measure performance for the annual bonus program. Management believes OROA and ROE are appropriate measures for the performance of the businesses. The OROA and ROE calculations can be summarized as follows, with dollar figures in millions:

(Millions of $) OROA Calculation for Equipment Operations:	Equipment Operations	Agriculture and Turf Operations	Construction and Forestry Operations
Operating Profit	$4,397	$3,921	$476
Average Identifiable Assets With Inventories at
Standard Cost (1)	$14,965	$11,564	$3,401
Operating Return On Assets With Inventories at
Standard Cost (1)	29.4%	33.9%	14.0%

ROE Calculation for Financial Services
Net Income Attribuable to Deere & Company	$460
Average Equity (1)	$3,470
Return on Equity	13.3%

(1)	In the event of an acquisition where goodwill exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. There was no adjustment for goodwill for STI purposes for the fiscal year ended October 31, 2012. Average Identifiable Assets with Inventories at LIFO were $13,594, $10,422 and $3,172 for Equipment Operations, Agriculture and Turf Operations and Construction and Forestry Operations, respectively. OROA with Inventories at LIFO were 32.3%, 37.6% and 15.0% for Equipment Operations, Agriculture and Turf Operations and Construction and Forestry Operations, respectively.

Mid-Term Incentive:

As described in the CD&A under “Mid-Term Incentive (“MTI”),” Shareholder Value Added (“SVA”) is the metric used to measure performance for the MTI program. Management believes SVA is an appropriate measure for the performance of the businesses. SVA is, in effect, the pretax profit remaining after subtracting the cost of enterprise capital. The computation of SVA can be summarized as follows for the performance period ending October 31, 2012, with dollar figures in millions:

(Millions of $)	Fiscal Year 2009	Fiscal Year 2010	Fiscal Year 2011	Fiscal Year 2012
SVA Calculation for Equipment Operations:
Operating Profit	$1,365	$2,909	$3,839	$4,397
Plus MTI Expense (Income) Included
in Operating Profit	$(10)	$138	$152	$211
Adjusted Operating Profit	$1,355	$3,047	$3,991	$4,608
Average Identifiable Assets
With Inventories at LIFO	$9,647	$9,196	$11,516	$13,594
With Inventories at Standard Cost	$10,950	$10,494	$12,875	$14,965
Less Estimated Cost of Assets (1)	$(1,301)	$(1,259)	$(1,545)	$(1,795)
Less Estimated Cost of Assets for MTI (1) (3)	$(1,307)	$(1,256)	$(1,544)	$(1,795)
SVA	$64	$1,650	$2,294	$2,602
SVA-Equipment Operations for MTI
Purposes (3)	$48	$1,791	$2,447	$2,813
SVA Calculation for Financial Services:
Net Income Attributable to
Deere & Company	$203	$373	$471	$460
Operating Profit	$242	$499	$725	$712
Change in Allowance for Credit Losses	$68	$(14)	$—	$—
SVA Income	$310	$485	$725	$712
Plus MTI Expense	$2	$14	$6	$14
Change in Allowance for Credit Losses	$—	$—	$(28)	$(21)
SVA Income for MTI Purposes	$312	$499	$703	$705
Average Equity	$2,732	$3,064	$3,194	$3,470
Average Allowance for Credit Losses	$195	$232	$—	$—
SVA Average Equity	$2,927	$3,296	$3,194	$3,470
Less Cost of Equity (2)	$(458)	$(421)	$(492)	$(538)
Less Cost of Equity for MTI (3) (4)	$(458)	$(520)	$(616)	$(666)
SVA	$(148)	$64	$233	$174

SVA-Financial Services for MTI
Purposes (3)	$(146)	$(21)	$87	$39

Deere Enterprise SVA	$(84)	$1,714	$2,527	$2,776

Deere Enterprise SVA for MTI
Purposes (3)	$(98)	$1,770	$2,534	$2,852

Total SVA for MTI Purposes Four-Year
Performance Period Ending 2012 (3)				$7,058

(1) For purposes of determining SVA, the equipment segments are assessed a pretax cost of assets, which on an annual basis is generally 12% of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost (believed to more closely approximate the current cost of inventory and the company’s investment in the asset).

(2) For SVA, Financial Services is assessed an annual pretax cost of average equity of approximately 18% in fiscal year 2009 and approximately 15% in fiscal years 2010 through 2012. For fiscal years 2009-2010, the average equity excludes the effect of the allowance for doubtful receivables.

(3) For the performance periods ending in 2009 through 2012, in the event of an acquisition where goodwill exceeds 0.5% of average assets (at mid-cycle in the year of acquisition), goodwill is phased in over 5 years to allow time for integration of the new business.

(4) For SVA for MTI purposes, Financial Services is assessed an annual pretax cost of average equity of approximately 18% for all fiscal years shown. The average equity excludes the effect of the allowance for doubtful receivables for all fiscal years.

DIRECTIONS TO THE DEERE & COMPANY WORLD HEADQUARTERS One John Deere Place, Moline, Illinois 61265-8098

The annual meeting of stockholders on Wednesday, February 27, 2013 will be held at 10:00 a.m. Central Standard Time in the auditorium of the Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to the World Headquarters and parking are on the east side of the building.

  From Chicago (or the east)

Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway) which turns into IL5/John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

  From Des Moines (or the west)

Take I-80 east to exit number 298. Exit onto I-74 East. Follow for about 9 1/4 miles to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

  From Peoria (or the south)

Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit number 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

DEERE & COMPANY
STOCKHOLDER RELATIONS
ONE JOHN DEERE PLACE
MOLINE, IL 61265

YOUR VOTE IS IMPORTANT.
THANK YOU FOR VOTING!

VOTE BY TELEPHONE AND INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Deere & Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned the proxy card.
If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
VOTE IN PERSON
Submit your voting instructions at the meeting by filling out a ballot which, upon request, will be provided to you during the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M51152-P31482-Z59085	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEERE & COMPANY

Vote on Directors

The Board of Directors recommends a vote FOR all Nominees.		For	Against	Abstain

1a.	Election of Director: Samuel R. Allen	☐	☐	☐

1b.	Election of Director: Crandall C. Bowles	☐	☐	☐

1c.	Election of Director: Vance D. Coffman	☐	☐	☐

1d.	Election of Director: Charles O. Holliday, Jr.	☐	☐	☐

1e.	Election of Director: Dipak C. Jain	☐	☐	☐

1f.	Election of Director: Clayton M. Jones	☐	☐	☐

1g.	Election of Director: Joachim Milberg	☐	☐	☐

1h.	Election of Director: Richard B. Myers	☐	☐	☐

1i.	Election of Director: Thomas H. Patrick	☐	☐	☐

1j.	Election of Director: Aulana L. Peters	☐	☐	☐

1k.	Election of Director: Sherry M. Smith	☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR items 2, 3, and 4:		For	Against	Abstain

2.	Advisory vote on executive compensation	☐	☐	☐

3.	Re-approval of the John Deere Mid-Term Incentive Plan	☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as Deere's independent registered public accounting firm for fiscal 2013	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(Please sign, date, and return this proxy in the enclosed postage prepaid envelope.)

To receive your materials electronically in the future, please enroll at www.proxyvote.com.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholders:

It is a pleasure to invite you to the 2013 Annual Meeting of Stockholders of Deere & Company. The meeting will be held at 10 A.M. Central Time on Wednesday, February 27, 2013, at the Deere & Company World Headquarters, One John Deere Place, Moline, Illinois.

The enclosed Notice of Meeting and Proxy Statement covers the formal business of the meeting, which includes election of the named directors, two proposals, the ratification of the independent registered public accounting firm for fiscal 2013, and any other business that properly comes before the meeting. The rules of conduct for the meeting include the following:

1.	No cell phones, cameras, sound equipment, or recording devices may be brought into the auditorium.

2.	There will be a discussion period at the end of the meeting. If you wish to present a question or comment, please wait for an attendant to provide a microphone, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a stockholder.

3.	The Chairman is authorized to impose reasonable time limits on the remarks of individual stockholders and has discretion to rule on any matters that arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

4.	Voting results announced at the meeting by the Inspectors of Voting are preliminary. Voting results will be included in a Form 8-K filed with the Securities and Exchange Commission on or around March 4, 2013.

5.	Pagers and similar devices should be silenced.

The Proxy Statement and Annual Report to stockholders are available on Deere's Internet site at
www.JohnDeere.com/stock.

Detach Proxy Card Here
▼                  ▼
M51153-P31482-Z59085

DEERE & COMPANY
PROXY - ANNUAL MEETING / FEBRUARY 27, 2013

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 27, 2013.

The undersigned appoints each of Samuel R. Allen and Gregory R. Noe, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please mark, date, and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)